UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934 (Amendment No. )
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ASSOCIATED BANC-CORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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2024 Proxy Statement
Notice of Annual Meeting of Shareholders
To Be Held on April 30, 2024

March 18, 2024
To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 30, 2024, which will be conducted solely online via a live webcast. You will be able to attend the Annual Meeting of Shareholders of Associated Banc-Corp online, vote your shares electronically, and submit questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/ASB2024.
On or about March 18, 2024, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement and our 2023 Form 10‑K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
We appreciate your interest in Associated Banc-Corp and hope you will be able to join us at the Annual Meeting.
Sincerely,
John (Jay) B. Williams
Chairman of the Board
Andrew J. Harmening
President and CEO

433 Main Street
Green Bay, Wisconsin 54301
________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 30, 2024
Virtual Meeting at 11:00 a.m. (CDT)
www.virtualshareholdermeeting.com/ASB2024
Items of Business:
1.The election of 11 individuals recommended by the Board of Directors to serve as directors.
2.Advisory approval of Associated Banc-Corp’s named executive officer compensation.
3.Advisory vote on the frequency of advisory approval of Associated Banc-Corp’s named executive officer compensation.
4.The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc- Corp for the year ending December 31, 2024.
5.Such other business as may properly come before the meeting and all adjournments thereof.
Who May Vote:
You may vote if you were a shareholder of record on March 7, 2024.
How to Attend the Annual Meeting of Shareholders:
The Annual Meeting of Shareholders will be a completely virtual meeting, with no physical location. To be admitted to the Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/ASB2024, you must enter the control number on your proxy card, voting instruction form or Notice of Internet Availability you previously received. Regardless of whether you plan to attend the Annual Meeting of Shareholders, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. You also may vote online during the Annual Meeting of Shareholders by following the instructions provided on the meeting website during the meeting. For more information, please see page 3 of the accompanying Proxy Statement.
YOUR VOTE IS IMPORTANT.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2024:
Associated Banc-Corp’s Proxy Statement and 2023 Form 10-K are available online at http://materials.proxyvote.com/045487.
YOU ARE ENCOURAGED TO USE ONE OF THE FOLLOWING METHODS TO VOTE IN ADVANCE OF THE ANNUAL MEETING OF SHAREHOLDERS, NO LATER THAN 11:59 P.M. ET ON APRIL 29, 2024:
BY INTERNET - www.proxyvote.com.
BY TELEPHONE AT 1-800-690-6903.

IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY INTERNET OR TELEPHONE WILL AID ASSOCIATED BANC-CORP BY REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING VIRTUALLY.

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary

Green Bay, Wisconsin
March 18, 2024

OTHER MATTERS THAT MAY COME BEFORE THE MEETING	58
SHAREHOLDER PROPOSALS	58
APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	59
APPENDIX B: PEER COMPANIES 2021-2023 LONG-TERM INCENTIVE PERFORMANCE PLAN	61

PROXY STATEMENT
GENERAL INFORMATION

PURPOSE
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp (“Associated”) to be voted at the Annual Meeting of Shareholders at 11:00 a.m. (CDT) on Tuesday, April 30, 2024, (the “Annual Meeting”), which will be held virtually at www.virtualshareholdermeeting.com/ASB2024, and at any and all adjournments of the Annual Meeting.
The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated’s directors, officers, and colleagues may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained Innisfree M&A Incorporated to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay Innisfree M&A Incorporated $50,000 for Shareholder engagement, consulting, analytics and proxy solicitation services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS
Securities and Exchange Commission (“SEC”) rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 18, 2024, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders advising them that this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”), along with voting instructions, may be accessed over the Internet at www.virtualshareholdermeeting.com/ASB2024. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy from sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 16, 2024, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE
The Board has fixed the close of business on March 7, 2024, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated’s common stock, par value $0.01 (the “Common Stock”), is entitled to one vote on each matter to be voted on at the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING
The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 150,264,406 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES
The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:
Proposal 1 - Election of Directors
The 11 nominees who receive the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility
Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Other Proposals
The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE
Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning the proxy card in the envelope provided. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees for director, “FOR” the advisory approval of Associated’s named executive officer (“NEO”) compensation, “ONE YEAR” for the advisory vote on the frequency of Associated Banc-Corp’s NEO compensation and “FOR” the ratification of the selection of KPMG LLP as Associated’s independent registered public accounting firm for 2024.
VOTE BY INTERNET - www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2024. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. You should be aware that there might be costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.
VOTE BY TELEPHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions no later than 11:59 p.m. Eastern Time on April 29, 2024. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.
AT THE VIRTUAL ANNUAL MEETING - You also may vote online during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting. For additional information, see the section below entitled “Virtual Meeting Information.”

REVOCATION OF PROXY
Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date, or by voting at the Annual Meeting via the meeting platform. Proxies may not be revoked by telephone, and may not be revoked via the Internet prior to the Annual Meeting.
The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

VIRTUAL MEETING INFORMATION
Associated has determined to hold a completely virtual meeting to leverage technology to provide expanded access, improved communication and cost savings for our shareholders and for Associated.
There will not be a physical location for the Annual Meeting.
To participate in the Annual Meeting, please visit www.virtualshareholdermeeting.com/ASB2024 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 10:45 a.m. CDT on the meeting date. The Annual Meeting will begin promptly at 11:00 a.m. CDT.
Please allow yourself sufficient time to log into the Annual Meeting and to ensure you can hear the streaming audio before the meeting starts.
You will be able to submit questions during the Annual Meeting by following the instructions provided on the meeting website. We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting. You will also be able to examine our shareholder list during the Annual Meeting by following the instructions provided on the meeting website.
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page.

PROPOSAL 1:
ELECTION OF DIRECTORS
Each director elected at the Annual Meeting will serve for a one-year term expiring at the 2025 Annual Meeting and until his or her successor is duly elected and qualified. The term of each current director listed under “Nominees for Election to Our Board” expires at the Annual Meeting.
Unless otherwise directed, all proxies will be voted “FOR” the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance and Social Responsibility Committee’s conclusion that such nominee should serve as a director. The 11 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility Committee is required to make a recommendation to the Board as to whether to accept any such resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve.
Associated retained an outside consultant in its search for director candidates. Mr. Jones-Tyson was recommended to the consultant by a current member of the Board, and was added to a list of potential candidates provided by the consultant to the Corporate Governance and Social Responsibility Committee for consideration.
Other than as noted, the information presented below is as of March 7, 2024.

NOMINEES FOR ELECTION TO OUR BOARD

R. Jay Gerken
Director since 2014 Age: 72
Mr. Gerken is a director of 17 mutual funds with approximately $25 billion in assets associated with Sanford C. Bernstein Fund, Inc., the Bernstein Fund, Inc. and the AB Multi-Manager Alternative Fund which are mutual fund complexes. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual funds complexes with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.
Mr. Gerken’s qualifications to serve as a director of Associated, member of the Audit Committee and of the Enterprise Risk Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors Board Leadership Fellow. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken also meets the requirements of an audit committee financial expert.

Judith P. Greffin
Director since 2017 Age: 63
Ms. Greffin served as Executive Vice President and Chief Investment Officer at the Allstate Corporation (NYSE: ALL) from 2008-2016. Prior to this position, Ms. Greffin held several other key positions at Allstate from 1990-2008. Ms. Greffin currently serves on the board of Church Mutual Insurance Company and Trustmark Mutual Holding Company. In addition, she serves on the boards of the Northwestern Medical Group, which is part of Northwestern Memorial Healthcare, where she serves as chair of the investment committee and as a member of the audit committee, the Field Museum of Natural History, and DePaul University, where she serves as the chair of the investment committee. She also serves as chair of the board of Growing Community Media and is a member of the Miami University Foundation board of trustees where she serves as the chair of the investment committee.

Ms. Greffin’s qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and the Trust Committee include her extensive investment, strategy and risk mitigation background as well as her executive leadership experience at a large publicly traded company. Ms. Greffin is also a Chartered Financial Analyst.

Michael J. Haddad
Director since 2019 Age: 57
Mr. Haddad is the Chair of the Board of Directors of Schreiber Foods, Inc., an employee-owned, international dairy company headquartered in Green Bay, Wisconsin, since October 1, 2019. He served as President and Chief Executive Officer of Schreiber Foods, Inc. from 2009 to 2019, having served in a number of positions of increasing responsibility with the company since 1995. Mr. Haddad is also a member of the Board of Directors of the Green Bay Packers, Inc. and the Board of Directors of the John and Ingrid Meng Family Foundation. He also served as the Chairman of the Innovation Center for US Dairy from 2018 to 2023. He also serves as chair of the 2025 NFL Draft Green Bay Host Committee.
Mr. Haddad’s qualifications to serve as a director of Associated and member of the Audit Committee and of the Trust Committee include his extensive experience as a CEO and board member of a large global food company with annual revenues over $7 billion, and his long-standing familiarity with the markets in which Associated is headquartered and serves. Mr. Haddad also meets the requirements of an audit committee financial expert.

Andrew J. Harmening
Director since 2021 Age: 54
Mr. Harmening joined Associated Banc-Corp as President and Chief Executive Officer in April 2021. Mr. Harmening has more than 25 years of industry experience. Prior to joining Associated, Mr. Harmening served as senior executive vice president, consumer and business banking director for Huntington Bank from 2017 to 2021. Mr. Harmening serves on the board of the Boys and Girls Club of Greater Milwaukee and the Board of Trustees for Northwestern Mutual. Mr. Harmening also serves on the board of directors of the Metropolitan Milwaukee Association of Commerce (MMAC).

Mr. Harmening’s qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant senior management experience at large financial institutions.

Robert A. Jeffe
Director since 2011 Age: 73
Mr. Jeffe is a Senior Operating Partner at BlackWatch, which provides strategic and financial advisory services to growth stage companies focused in the fintech and cleantech industries. Mr. Jeffe has more than 35 years of investment banking experience, principally with Morgan Stanley, where he served as Managing Director, Head of Global Energy and Natural Resources Group, Co-Head of Corporate Finance and a member of the Investment Banking Management Committee. Mr. Jeffe also served as Senior Vice President of Corporate Business Development at General Electric Company from December 2001 to November 2004, and as a member of the Board of Directors of GE Capital from January 2002 to June 2004. In addition, Mr. Jeffe has served as a Board member for several energy and cleantech companies, including as Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver. He also served as Chairman of OAG Analytics, Inc., a data analytics and machine learning company for the oil and gas industry, from December 2017 to January 2021.

Mr. Jeffe’s qualifications to serve as a director of Associated and Chair of the Audit Committee and a member of the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions and energy companies and his Board positions at these energy firms. Mr. Jeffe also meets the requirements of an audit committee financial expert.

Rodney Jones-Tyson
Director Nominee Age: 55	Mr. Jones-Tyson is the Global Chief Human Resources Officer of Baird Financial Group, a privately held, employee-owned financial services company. Prior to this position, Mr. Jones-Tyson held several other key positions at Baird including Chief Risk Officer from 2018 to 2021, Chief Operating Officer, Global Investment Banking from 2011 to 2018. Since 2022, Mr. Jones-Tyson has served as a member of the Board of Trustees of Investors Real Estate Trust, d/b/a, Centerspace (NYSE: CSR) where he serves as chair of the Compensation Committee. Mr. Jones-Tyson received his MBA from the University of Chicago Booth School of Business and earned a Bachelor’s degree in Finance from the University of Maryland College Park.

Mr. Jones-Tyson’s qualifications to serve as a director of Associated include his background in human resources, and his over 30 years of experience working for global financial services companies. Mr. Jones-Tyson brings a strong background with extensive leadership roles at a large financial services company. He also meets the requirements of an audit committee financial expert.

Eileen A. Kamerick
Director since 2007 Age: 65	Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Ms. Kamerick has served as Chief Financial Officer at several leading companies, Houlihan Lokey, Heidrick & Struggles International, Inc., Leo Burnett, and BP Amoco Americas. She also currently serves as an independent director for VALIC Company I, is the lead independent director of 18 closed-end mutual funds in the Legg Mason mutual fund complex, and serves as independent director for ACV Auctions (NASDAQ:ACVA). where she serves as chair of the audit committee. She served on the board of directors of Hochschild Mining, plc from November 2016 to June 2023 and was a trustee for the 24 AIG and Anchor Trust Funds from January 2018 until December 2021. Ms. Kamerick has formal training in law, finance, and accounting.

Ms. Kamerick’s qualifications to serve as a director of Associated, Chair of the Corporate Governance and Social Responsibility Committee and member of the Compensation and Benefits Committee and the Corporate Development Committee include her executive-level responsibilities for the financial operations of both public and private companies, her board positions on public companies, and her experience as a frequent law school lecturer on corporate governance and corporate finance. She is also a National Association of Corporate Directors Board Leadership Fellow. In addition, Ms. Kamerick has earned the National Association of Corporate Directors Directorship Certification. In addition, Ms. Kamerick has earned the CERT, Certificate in Cybersecurity Oversight. In 2022, Ms. Kamerick attended the NACD Master Class, a course designed for experienced public company board and board committee leaders. In 2022, Ms. Kamerick was also recognized as an NACD Directorship 100 honoree. Although Ms. Kamerick is not currently serving on Associated’s Audit Committee, she meets the requirements of an audit committee financial expert.

Gale E. Klappa
Director since 2016 Age: 73	Mr. Klappa is the Executive Chairman of WEC Energy Group (NYSE: WEC) of Milwaukee, Wisconsin, one of the nation’s premier energy companies. Mr. Klappa was Chairman and Chief Executive Officer of WEC from October 2017 until February 2019 and served as non-executive Chairman from May 2016 until October 2017. Mr. Klappa served as Chairman and Chief Executive Officer of WEC from June 2015 until May 2016. Mr. Klappa had served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015. Previously, Mr. Klappa was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company (NYSE: SO) in Atlanta, Georgia and also held the positions of Chief Strategic Officer, North American Group President of Southern Energy Inc., Senior Vice President of Marketing for Georgia Power Company, a subsidiary of Southern Company and President and Chief Executive Officer of South Western Electricity, Southern Company’s electric distribution utility in the United Kingdom. Mr. Klappa is co-chair of the Milwaukee 7, a regional economic development initiative. He is also an officer of the Metropolitan Milwaukee Association of Commerce and serves on the School of Business Advisory Council for the University of Wisconsin-Milwaukee. Mr. Klappa also served as a director of Badger Meter Inc. (NYSE: BMI) from April 2010 until April 2023 and as independent lead director from April 2020 to April 2023, and served as a director of Joy Global Inc. from 2006 until the company was acquired in 2017.

Mr. Klappa’s qualifications to serve as a director of Associated, Chair of the Compensation and Benefits Committee, and member of the Corporate Governance and Social Responsibility Committee include his more than 40 years of management experience in large publicly traded companies, including over 25 years at a senior executive level, and his recognized leadership in the economic development of southeastern Wisconsin. Mr. Klappa also meets the requirements of an audit committee financial expert.

Cory L. Nettles
Director since 2013 Age: 54
Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He was Of Counsel at Quarles & Brady LLP from 2007 to 2016. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc. (NASDAQ: WEYS), Robert W. Baird’s Baird Funds, Inc., mutual fund complex, American Family Mutual Insurance Holding Company, and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation and Lawrence University. He previously served on the board of The Private Bank-Wisconsin.

Mr. Nettles’ qualifications to serve as a director of Associated, Chair of the Enterprise Risk Committee and member of the Corporate Governance and Social Responsibility Committee and Corporate Development Committee include his strong business background and legal experience.

Karen T. van Lith
Director since 2004 Age: 64	Ms. van Lith is founder and CEO of APEL Worldwide, LLC, an eCommerce investor. Prior to 2019, Ms. van Lith provided leadership for technology companies requiring transformative change. She served as Chief Executive Officer and a director of MakeMusic, Inc., a publicly held technology solutions company and as President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems. Ms. van Lith’s board experience includes serving as a director of E.A. Sween, a privately held company doing business as Deli Express, from August 2012 to December 2019, a director of XRS Corporation, a publicly traded provider of fleet operations solutions to the transportation industry from 2010 until its sale to Omnitracs in 2014, and a director of CNS, a publicly traded consumer goods company, from 2003 until its 2006 sale to GlaxoSmithKline.

Ms. van Lith’s qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Compensation and Benefits Committee include her education in finance and accounting along with her past and present directorship experience in both public and private companies, as well as having earned NACD Director Certification. Ms. van Lith provides the board with a strong understanding of accounting and experience in financial roles of large publicly held companies. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She also meets the requirements of an audit committee financial expert.

John (Jay) B. Williams
Director since 2011 Age: 72	Mr. Williams is Chairman of the Board. He joined the Board of Directors in July 2011 following a 37-year career in banking. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams’ banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is Chairman of the Board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, and on the board of directors of Northwestern Mutual Wealth Management, a subsidiary of Northwestern Mutual.

Mr. Williams’ qualifications to serve as Chairman of Associated include his vast experience in the banking industry, as well as having earned NACD Director Certification, his status as a NACD Board Leadership Fellow and having earned a NACD Certificate in Cybersecurity Oversight. In 2023, Mr. Williams was recognized as an NACD Directorship 100 honoree. Although Mr. Williams is not currently serving on Associated’s Audit Committee, Mr. Williams also meets the requirements of an audit committee financial expert.

DIRECTOR QUALIFICATIONS
Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with a variety of qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated’s Board of Directors that are applicable to all directors, and other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance and Social Responsibility Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.
In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance and Social Responsibility Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors that the Corporate Governance and Social Responsibility Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance and Social Responsibility Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.
The Board and the Corporate Governance and Social Responsibility Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of diversity and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.
The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance and Social Responsibility Committee believe that, individually and as a whole Board, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

BOARD DIVERSITY
The Corporate Governance and Social Responsibility Committee considers attributes of diversity as outlined in the Corporate Governance and Social Responsibility Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance and Social Responsibility Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance and Social Responsibility Committee believes that Associated’s interests are best served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The Corporate Governance and Social Responsibility Committee has adopted the following diversity principles and characteristics for consideration in performing its director nomination duties:
•The number of directors should be maintained at 10 to 14 persons with the flexibility to expand, if required, to support acquisitions or mergers.
•Racial, ethnic, and gender diversity.
•Geographic diversity, as it relates to the markets Associated serves.
•Industry representation, including a mix and balance of manufacturing, service, public and private company experience.
•Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.
•Experience with technology, including cyber security, digital marketing and social media.
•A majority of the members of the Board will be “independent” directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the NYSE.
The Corporate Governance and Social Responsibility Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and racial and gender diversity, the Corporate Governance and Social Responsibility Committee believes that Associated has effectively implemented these principles.

BOARD SELF-ASSESSMENT PROCESS
Associated’s Board undergoes an internal self-assessment process on an annual basis. The internal process consists of interviews with individual directors, led by the Chairman of the Board, intended to solicit feedback on a wide variety of matters as a means of identifying strengths, weaknesses, areas or interest or concern, and opportunities for improvement. Interview topics include, among others, positive aspects of Board operation; areas for improvement; director skill sets, size and age limitation policy; committee effectiveness; tools for providing directors with important information about Associated; and the Board’s engagement with management. The feedback gathered from these interviews is compiled and reported to the full Board for review, discussion and action as appropriate.
In addition, it is the Board’s intention to participate in a full self-assessment process conducted by an outside advisory service approximately every three years. In 2022, a self-assessment process was conducted through an engagement with the National Association of Corporate Directors (NACD). The advisor-led self-assessment process was designed to provide a comprehensive review of the competencies and overall effectiveness of the Board and to help align priorities, with a focus on five core areas: Board composition; talent oversight and CEO succession; Board processes and operations; strategy oversight; and risk management. The process included tailored interviews with individual directors. At the conclusion of the evaluation process, an NACD faculty member met with the Board to discuss recommendations and conducted a presentation on best practices in corporate governance related to key findings of the evaluation.

DIRECTOR SKILLS AND EXPERIENCE MATRIX
The following matrix provides information about Associated’s director nominees, including certain types of knowledge, skills, experience and other attributes possessed by one or more of them which the Board believes are relevant to Associated’s business and industry. While all of the areas listed on the matrix are relevant to Associated, the Board considers certain areas to be of particular importance, including:
•Information Technology/Cyber Security, which is necessary for the Board’s ongoing direction and oversight of Associated’s management of this continuously emerging area of risk;
•Human Capital, because of the importance to Associated of attracting and retaining a diverse, committed team of colleagues to serve our customers and support our communities;
•Risk Management, which is critical to protecting Associated’s customers, maintaining its reputation and preserving its value; and
•Corporate Governance, because sound governance is essential for increasing shareholder value through enhancing corporate performance and accountability, while taking into account other Associated stakeholders.

The matrix does not capture all of the knowledge, skills, experiences or attributes possessed by the director nominees, and the Board believes that each director nominee has the ability to contribute to the decision-making process in every area listed.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the election of each of the Board’s nominees.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE
Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2023, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent under the NYSE corporate governance rules, except for Mr. Harmening, President and Chief Executive Officer (“CEO”) of Associated. Mr. Harmening is not independent because he serves as an executive officer of Associated, and not because of any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE
The Board held five meetings during 2023. During 2023, each director who was a director for all of 2023 attended at least 75% of the Board meetings held, and at least 75% of the meetings of each committee of which he or she was a member.
The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2023. Executive sessions of Associated’s non-management directors are presided over by the Chairman of the Board.
All of the directors serve on the Boards of two of Associated’s operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.
The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and Ethics, which can be found on Associated’s website at
www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated will describe on its website any amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.
It is Associated’s policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2023 Annual Meeting of Shareholders attended the meeting.
The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” The following summarizes the responsibilities of the various committees.
The following table lists the members of each of the standing committees as of February 15, 2024 and the number of meetings held by each committee during 2023.

Name	Audit	Compensation and Benefits	Corporate Development	Corporate Governance and Social Responsibility	Enterprise Risk	Trust
R. Jay Gerken(1)	√				√
Judith P. Greffin					√	√
Michael J. Haddad(1)	√					√
Andrew J. Harmening*			chair
Robert A. Jeffe(1)	chair		√		√
Eileen A. Kamerick(1)		√	√	chair
Gale E. Klappa(1)		chair		√
Cory L. Nettles			√	√	chair
Karen T. van Lith(1)		√				chair
John (Jay) B. Williams(1)(2)			√

Number of Meetings	9	6	0	4	10	4
* President and Chief Executive Officer of Associated
(1)    The Board has determined that this director qualifies as an audit committee financial expert.
(2)    As Chairman of the Board, Mr. Williams may attend meetings of any Board committee.

Audit Committee
The Audit Committee reviews the adequacy of internal accounting controls, reviews with Associated’s independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management’s bank regulatory compliance. The Audit Committee is also responsible for overseeing certain aspects of Associated’s environmental, social and governance (known as “ESG”) program, including the ESG-related aspects of audit oversight.
Compensation and Benefits Committee
The functions of the Compensation and Benefits Committee include, among other duties directed by the Board, administration and oversight of Associated’s total rewards, specifically compensation, equity, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated’s total rewards policies and programs, and oversees management’s execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated’s CEO and, with input from the CEO, establishes the compensation of Associated’s other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated’s incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated’s executive officers and Board of Directors, which is described in detail under “Executive Compensation - Compensation Discussion and Analysis,” beginning on page 26. The Compensation and Benefits Committee duties also include overseeing certain aspects of Associated’s ESG program, including reviewing and evaluating policies and programs, and taking action as necessary, with respect to human capital management, diversity, equity and inclusion, and workforce practices and policies.

Corporate Development Committee
The functions of the Corporate Development Committee include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.
Corporate Governance and Social Responsibility Committee
The functions of the Corporate Governance and Social Responsibility Committee include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance and Social Responsibility Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance and Social Responsibility Committee also advises the Board with respect to the Code of Business Conduct and Ethics. The Corporate Governance and Social Responsibility Committee is also responsible for overseeing aspects of Associated’s ESG program related to corporate governance, shareholder rights, board and committee structure, ESG framework, and ESG disclosures.
Enterprise Risk Committee
The functions of the Enterprise Risk Committee include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks. The Enterprise Risk Committee, through its oversight of the lending policy and risk assessment, is also responsible for reviewing and approving certain components of the ESG program, which may include risk assessment, lending policy, data privacy and security, fair lending, and community development and CRA-related programs, climate change and carbon emissions, natural resources, environmental risk management, environmental and social lending policies, charitable giving and consumer practices.
Trust Committee
The functions of the Trust Committee include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO
Associated’s Amended and Restated Bylaws and Corporate Governance Guidelines require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Williams serves as Chairman of the Board and Mr. Harmening serves as CEO. Separating the roles allows Mr. Harmening to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

DIRECTOR NOMINEE RECOMMENDATIONS
The Corporate Governance and Social Responsibility Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance and Social Responsibility Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance and Social Responsibility Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.
A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each proposed nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation; and (5) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD
Associated’s Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS
The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on February 15, 2024.
The information below is from the most recent Schedule 13G and Schedule 13G/A filings reporting holdings.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	19,211,026(3)	12.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	15,639,171(4)	10.4%
FMR LLC 245 Summer Street Boston, MA 02210	12,728,936(6)	8.5%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	10,836,036(5)	7.2%
State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114	9,456,460(7)	6.3%
(1)    Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.
(2)    Based on 150,507,269 shares of common stock outstanding as of February 15, 2024.
(3)    Based on an amended Schedule 13G filed on January 23, 2024, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 18,846,856 shares and sole dispositive power with respect to 19,211,026 shares.
(4)    Based on an amended Schedule 13G filed on February 13, 2024, The Vanguard Group, Inc. has shared voting power with respect to 132,397 shares, sole dispositive power with respect to 15,343,977 shares and shared dispositive power with respect to 295,194 shares.
(5)    Based on an amended Schedule 13G filed on February 9, 2024, Dimensional Fund Advisors LP (“DFA”) has sole voting power with respect to 10,665,712 shares and sole dispositive power with respect to 10,836,036 shares. DFA is a registered investment adviser to four investment companies and serves as investment manager or sub-adviser to various other clients (collectively, the “Funds”). In these roles, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.
(6)    Based on an amended Schedule 13G filed on February 9, 2024, FMR LLC and certain subsidiaries have sole voting power with respect to 12,720,841 shares and sole dispositive power with respect to 12,728,936 shares.
(7)    Based on an amended Schedule 13G filed on January 24, 2024, State Street Corporation and certain subsidiaries have shared voting power with respect to 1,056,531 shares and shared dispositive power with respect to 9,456,460 shares.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS
Associated’s Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated’s executive officers and directors are fully aligned with long-term shareholder value.
Associated’s stock ownership guidelines, which apply to members of the Executive Leadership Team (which is composed of colleagues that directly report to the Chief Executive Officer) and other key executives identified by the CEO, as well as non-employee directors, include:
•A requirement to hold 100% of shares of restricted stock granted until after the executive officer or director has attained the applicable share ownership guideline amounts. If an executive officer or director falls below the applicable multiple due solely to a decline in the value of shares of Common Stock, such executive officer or director will again be required to retain 100% of net after tax shares awarded until the guideline is met. Executive officers and directors may not sell shares of Common Stock unless before and after such sale they are in compliance with the ownership guidelines;
•Required holdings calculated as a multiple of the executive officer’s annual base salary—six times for the CEO, three times for each of the named executive officers, two times for all other executive leadership team members, and one times for the EVP, Chief Audit Executive, subject to the guidelines. Each independent member of the Board is required to own shares of Common Stock with a value equal to five times the value of the annual cash retainer payable to a director. For purposes of the guidelines, shares held by an executive officer or director include shares held directly, held in the Executives’ and Directors’ Deferred Compensation Plans, unvested time-based restricted stock units, vested shares held in the 401(k) plan and/or the Employee Stock Purchase Plan, shares owned outright and shares owned indirectly (e.g., in trust or by an immediate family member living in the same household). Stock options, unvested performance restricted stock units, preferred shares and pledged shares are excluded; and
•A requirement for executive officers to reach these ownership goals within five years from the date on which they first were appointed an executive (or by April 18, 2027, for individuals serving as an executive officer on April 18, 2022), and for directors to attain such stock ownership goal no later than five years from the date on which they first were appointed to the Board.
All Associated directors and NEOs are within the expected guidelines of the stock ownership requirements.
Under Associated’s Insider Trading Policy, employees, officers, and directors are prohibited from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
Listed below is information as of February 15, 2024 concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director, each NEO, and by directors and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Andrew J. Harmening	268,964	—	*
R. Jay Gerken	5,000	—	*
Judith P. Greffin	—	—	—
Michael J. Haddad	3,748	—	*
Robert A. Jeffe	—	—	—
Eileen A. Kamerick	9,208	—	*
Gale E. Klappa	—	—	—
Cory L. Nettles	—	—	—
Karen T. van Lith	20,759	—	*
John (Jay) B. Williams	16,958	—	*
Named Executive Officers
Derek S. Meyer	44,507	—	*
John A. Utz	333,646	223,816	*
Randall J. Erickson	349,569	206,747	*
David L. Stein	311,296	175,061	*
All Directors and Executive Officers as a group (24 persons)	2,183,368	1,071,098	1.45%
*    Denotes percentage is less than 1%.
(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of February 15, 2024 and vested and unvested service-based restricted stock.
(2)    Shares subject to options exercisable within 60 days of February 15, 2024.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
Andrew J. Harmening	476,588
R. Jay Gerken	38,565
Judith P. Greffin	17,884
Michael J. Haddad	5,998
Robert A. Jeffe	45,918
Eileen A. Kamerick	45,918
Gale E. Klappa	25,327
Cory L. Nettles	44,700
Karen T. van Lith	45,918
John (Jay) B. Williams	45,918
All Non-Employee Directors as a group	316,146

Beneficial Owner	Number of RSUs
Named Executive Officers
Derek S. Meyer	100,784
John A. Utz	95,408
Randall J. Erickson	79,982
David L. Stein	84,537
All Executive Officers as a group (15 persons)	1,270,638
Each RSU represents the contingent right to receive one share of Common Stock. For directors, RSUs vest 100% on the first anniversary of the grant date and shares are either distributed or deferred, as so elected by the director. For executive officers, the RSUs are subject to vesting based on either service or performance criteria set forth in the applicable RSU grant agreement.

DEPOSITARY SHARES OF PREFERRED STOCK
The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated’s 5.875% Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) or 5.625% Non-Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”), as indicated in the table. Each of the Series E Preferred Stock and the Series F Preferred Stock has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series E Preferred Stock or the Series F Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
	Series E Preferred Stock	Series F Preferred Stock	Series E Preferred Stock	Series F Preferred Stock
Directors
Andrew J. Harmening	—	—	—	—
R. Jay Gerken	—	2,000	—	*
Judith P. Greffin	—	—	—	—
Michael J. Haddad	—	2,000	—	*
Robert A. Jeffe	—	—	—	—
Eileen A. Kamerick	—	—	—	—
Gale E. Klappa	2,000	2,000	*	*
Cory L. Nettles	—	—	—	—
Karen T. van Lith	—	—	—	—
John (Jay) B. Williams	—	—	—	—
Named Executive Officers
Derek S. Meyer	—	—	—	—
John A. Utz	—	—	—	—
Randall J. Erickson	—	—	—	—
David L. Stein	4,000	—	*	—
All Directors and Executive Officers as a group (24 persons)	6,000	6,000	*	*
*    Denotes percentage is less than 1%.
(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.

OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN
In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors’ Deferred Compensation Plan with the balances in phantom stock as of February 15, 2024 set forth below. The dollar balances in these accounts are expressed daily in units of Common Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation - Directors’ Deferred Compensation Plan” on page 51.

Beneficial Owner	Account Balance at February 15, 2024	Equivalent Number of Shares of Common Stock(1)
R. Jay Gerken	$671,470	32,360
Judith P. Greffin	$671,470	32,360
Michael J. Haddad	$931,302	44,882
Robert A. Jeffe	$1,464,847	70,595
Eileen A. Kamerick	$591,873	28,524
Gale E. Klappa	$671,470	32,360
Cory L. Nettles	$764,887	36,862
Karen T. van Lith	$539,293	25,990
John (Jay) B. Williams	$97,754	4,711
All Directors as a group	$6,404,366	308,644
(1)    Based on the closing price of $20.75 of the Common Stock as of February 15, 2024.

PROPOSAL 2:
ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION
Background
We recognize that executive compensation is an important matter for our shareholders, and in accordance with SEC rules, we are asking our shareholders to approve an advisory resolution on the compensation of our Named Executive Officers (NEOs). This advisory approval, commonly referred to as a “say-on-pay” proposal, is a non-binding approval on the compensation paid to our NEOs as set forth in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the accompanying executive compensation tables and corresponding narrative discussion and footnotes. It is not intended to address any specific item of executive compensation, but rather the overall executive compensation program for our NEOs and our executive compensation philosophy, policies and practices as described in this Proxy Statement. The non-binding resolution approving our executive compensation program was approved by more than 97% of the shareholders present or represented by proxy at our 2023 Annual Meeting of Shareholders.
Our Pay Philosophy
Associated’s executive compensation program for our NEOs is designed to attract, retain, motivate and reward highly qualified and talented executives who will enable us to execute on our strategic priorities, perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program are to (i) align executive incentive compensation with long-term shareholder value creation, (ii) provide target executive compensation within competitive market levels, and (iii) reward performance, without incentivizing unnecessary or excessive risk, while maintaining an appropriate cost structure.
Best Practices
•A substantial portion of total executive compensation is variable and tied directly to Company performance.
•All long-term incentive compensation awards are in the form of Associated shares of stock.
•Equity awards are heavily weighted in the form of performance-based restricted stock units (75% of awards) and time-based restricted stock units (25% of awards) to align with shareholder value.
•We maintain stock ownership guidelines which require each of our NEOs to hold 100% of shares of restricted stock granted until the applicable share ownership guideline amount is achieved.
•All incentive compensation awards are subject to a clawback policy.
•Our CEO and other executive officers do not have employment or severance agreements or arrangements, except as provided for in our change of control severance compensation plan, or COC Plan.
•We do not provide tax “gross-up” payments in connection with any excise tax or other tax liabilities for the NEOs (except in connection with relocation expenses).
•Our NEOs receive a limited number of perquisites.
•We have an independent Compensation and Benefits Committee.
•We utilize an independent external compensation consultant.
Proposed Resolution
Accordingly, as required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our NEOs as disclosed under Item 402 of Regulation S-K through the following resolution:
“Resolved, that the shareholders approve the compensation of Associated’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and any related materials.”
Because this is an advisory vote, it will not be binding on the Board of Directors. However, the Compensation and Benefits Committee will consider the outcome of the vote when contemplating future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the advisory approval of Associated Banc-Corp’s NEO compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast are voted “FOR” this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 2.

2023 SUSTAINABILITY HIGHLIGHTS
Associated has a long history of making significant and varying investments in our communities. We enrich these investments in our communities through a focus on responsible and sustainable business practices that align with our business strategies, position us to be more efficient and resilient, improve the health, well-being and engagement of our colleagues, and help keep our communities and our environment vibrant and healthy.
During 2023, leveraging feedback from our stakeholder groups, we outlined five primary topics of interest that will serve as our agenda for ongoing advancement. Further, we identified and prioritized initiatives that will help us manage and measure our progress. They are:
•Business Ethics, Business Conduct and Compliance programs that reinforce our high standards of integrity, ethics and fairness in all that we do.
•Customer Experiences that increase access to products, services and technological advancements that help customers with their daily and long-term financial needs.
•Cybersecurity and Consumer Privacy initiatives that facilitate the responsible collection and use of data in a matter that serves our customers while also safeguarding their right to privacy.
•Human Capital initiatives that support the well-being of our colleagues and their families, aid in the recruitment, development and retention of talent across our organization, and support Diversity, Equity & Inclusion (DE&I) priorities.
•Climate Change initiatives that create efficiencies for the Company while also benefiting the environment, mitigate the Company’s exposure to climate-related risks and improve our ability to manage our impact on climate change.

The information below highlights outcomes of some of the many sustainability initiatives in which Associated engaged throughout 2023. The Company’s Sustainability Report, available at investor.associatedbank.com, provides an expanded view of Associated’s sustainability activities. The material on our website, including in our Sustainability Report is for informational purposes only and is not included as part of, or incorporated by reference into, this Proxy Statement.

ECONOMIC AND SOCIAL IMPACT
•$194 million in investments and community development loans and $107 million in small business loans(2) to provide additional resources to low- to moderate-income (“LMI”) and majority-minority communities
•92% of our colleagues provided feedback through our annual workplace survey with 74% of colleagues feeling engaged and committed to the organization and its goals
•2,779 residential mortgages for approximately $437 million in loans to support LMI and minority homeownership	•20% of colleagues advanced their careers through nearly 850 internal promotions or lateral moves
•4,246 hours in Community Reinvestment Act (CRA)-qualified volunteer time	•Nearly 1,950 mentorship hours logged(1) since inception of the mentorship program in 2022
•$2.9 million in donations to support CRA programming at various nonprofit organizations	•90% of customers were completely satisfied with their branch experience
(1) Self-reported hours as of January 31, 2024.
(2) Loans to support the growth of businesses with revenues of $1.6 million or less, companies in need of loans of $1.6 million or less in LMI or minority census tracts, and businesses leveraging SBA loan programs.

DIVERSITY, EQUITY & INCLUSION (DE&I)(1)
Over 50% of colleagues participate in Colleague Resource Groups	88% of colleagues feel Associated values diversity and inclusion
More than 99% of colleagues(2) participate in DE&I training

62% middle and executive management diversity(3)	40% board and ELT diversity(3)
(1) As of December 31, 2023. (2) All active colleagues not on leave at year end. (3) Defined by gender, race or ethnicity, and based on employee and director self-reporting.

POLICIES & STANDARDS
•Introduced new sections of the Code of Business Conduct and Ethics (the “Code”) addressing consumer and customer data protection, anti-money laundering and media communications; made substantive amendments to the sections on antitrust, fair competition and fair dealing and non-retaliation sections of the Code; and implemented organizational edits to make the Code more user-friendly.

•Adopted a Responsible Marketing Statement focusing on core guidance for colleagues, affiliate partners and anyone external who may carry out marketing communications or activities on our behalf.

LETTER TO SHAREHOLDERS
To Our Fellow Shareholders,

On behalf of Associated Banc-Corp’s Board of Directors, the Compensation and Benefits Committee is pleased to provide highlights of the Company’s 2023 performance, demonstrate how our compensation program aligns to that performance, and share how we continue to incorporate feedback from our shareholders.

2023: A Challenging Year for Regional Banking
2023 was a challenging year for regional banks as our industry was tested by broader macroeconomic uncertainties, including increasing interest rates and multiple bank failures which both impacted Associated’s financial results. Our executive team attacked these challenges head on by immediately enhancing our liquidity position and ensuring capital levels were above our internal targets and well-above regulatory requirements. We also drove a 4-year high in digital customer satisfaction by launching 11 major customer-facing digital platform upgrades, while simultaneously improving new consumer household acquisitions, lowering consumer customer attrition and increasing core customer deposits in the second half of 2023, once the instability in the regional banking sector had begun to subside.

Despite the year’s challenges, we continued to execute on our people-led, digitally enabled strategic plan and the year ended with several positive results, as outlined below:
2023 Highlights(1)

2023 Management Incentive Plan (MIP) Payout
After taking into consideration unanticipated events that occurred in 2023, the achievement under the MIP plan was funded at 67%.

The basis of this plan is net income after tax, revenue before long-term credit charge and operating leverage. The funding excluded the impact of a one-time loss from the balance sheet repositioning executed to enhance liquidity and support Phase 2 of our strategic plan. This operating model change marked a strategic shift from the prior leadership team, in that it moved the bank’s mortgage portfolio away from low-yielding single-product real estate loans, most notably by halting new originations within the Third Party Origination (TPO) channel. The Committee also decided to exclude certain FDIC assessments related to losses incurred due to bank failures in the first quarter of 2023.

2023 Pay Program Refinements
Throughout the year, we meet with our compensation consultant to solicit input about our pay programs and receive feedback via our shareholder outreach program. The feedback we received from the shareholders we met with this year was positive, and no concerns were raised. Overall, they approved of our current executive compensation program.
(1) All figures shown on an end of period basis. FY 2023 results compared to FY 2022 unless otherwise noted.
(2) This adjusted figure excludes items incurred as a result of the balance sheet repositioning and FDIC special assessment that impacted 2023 financial results. This is a non-GAAP financial measure. See Appendix A for a reconciliation of non-GAAP financial measures to GAAP financial measures.
(3) This is a non-GAAP financial measure. See Appendix A for a reconciliation of non-GAAP financial measures to GAAP financial measures.

In addition to encouraging shareholder feedback, our goal is to ensure we design our pay programs to support our strategic priorities. To align with our long-term strategic priorities, we revised our long-term incentive performance plan (LTIPP) metrics for the 2023 performance period as follows:
•Increased the weighting of the relative Total Shareholder Return (TSR) metric to 65% (from 50%), with a 100% of target maximum payout if absolute TSR is negative, regardless of relative performance versus peers, at the end of the three-year performance period; and
•Decreased the weighting of the Return on Average Tangible Common Equity (ROATCE) metric to 35% (from 50%) to measure profitability improvement and moved from a relative metric to an absolute standard to reflect planned improvement over the three-year period with the addition of a performance hurdle.
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This Committee and Associated’s leadership team are committed to gathering feedback from our shareholders and will continue to assess and refine our executive compensation program to ensure it aligns with shareholders’ interests. We look forward to an ongoing dialogue with our shareholders and encourage you to continue to reach out to us with questions or comments related to our pay programs. We appreciate your continued support of our say-on-pay proposal.
Sincerely,
The Compensation and Benefits Committee
Gale E. Klappa (Chair)
Eileen A. Kamerick
Karen T. van Lith

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

CD&A DIRECTORY

EXECUTIVE SUMMARY	26
OVERVIEW OF COMPENSATION PRINCIPLES	29
EXECUTIVE COMPENSATION FOR 2023	30
BASE SALARY	31
SHORT-TERM INCENTIVE COMPENSATION	31
LONG-TERM INCENTIVE COMPENSATION	33
RISK MITIGATION POLICIES	36
OTHER BENEFIT PROGRAMS	37
COMPENSATION GOVERNANCE	38
This Compensation Discussion and Analysis (“CD&A”) provides information on our executive compensation program. It discusses key objectives, policies, elements and designs of our compensation program contemplated by the Compensation and Benefits Committee (referred to hereinafter as the “Committee”) for calendar year 2023. While the principles and objectives of our executive compensation program extend to our entire Executive Leadership Team (“ELT”), this CD&A primarily explains how we compensated our Named Executive Officers (“NEOs”) identified in the table below.
This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion as they provide important additional information and context to the compensation and disclosures.

Named Executive Officer	Title
Andrew J. Harmening	President and Chief Executive Officer (“CEO”)
Derek S. Meyer	Executive Vice President, Chief Financial Officer
John A. Utz	Executive Vice President, Head of Corporate Banking and Milwaukee Market President
Randall J. Erickson	Executive Vice President, General Counsel & Corporate Secretary
David L. Stein	Executive Vice President, Head of Consumer & Business Banking and Madison Market President

EXECUTIVE SUMMARY
Our executive compensation program is designed to be performance-based and aligned with the interests of our shareholders. The majority of the total compensation provided to the CEO and other NEOs is at risk and delivered primarily in the form of long-term equity. We also consider our strategic objectives along with industry trends when developing our executive compensation program. Our goal is to offer an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executives who will enable us to execute our strategic priorities, outperform our competitors and drive long-term shareholder value with strong risk management discipline.
2023 Components of Executive Compensation
The key components of our executive compensation program support the Committee’s pay-for-performance awards philosophy. We provide our NEOs and other ELT members with total direct compensation using a mix of both short- and long-term pay. In 2023, multiple components of pay were used including base salary, short-term cash incentive awards and long-term equity-based incentive awards to provide a balanced program that targets market-competitive compensation levels.

The following chart depicts the Committee’s design decisions to create our competitive executive pay program.

TYPE	COMPONENT	KEY FEATURES
At Risk Variable Compensation	**Short-Term Incentive Awards (100% Cash)** • Incentivize and reward executives for exceptional annual performance, both financially and strategically • Incentivize collaboration among executives across different lines of business	• Target set as percentage of salary • 2023 Metrics/Weight: -Net Income After Tax (40%) -Revenue Before Long-Term Credit Charge (30%) -Operating Leverage (30%) • Payout range from 0% to 175%
	Long-Term Incentive Awards (100% Equity) • Align the interests of executives and shareholders • Incentivize long-term decision making and meaningful value creation • Reward exceptional performance • Attract and retain high-performing executives • Support stock ownership guidelines	**75% PRSUs** (Performance-based Restricted Stock Units) • 3-year performance period • 2023-2025 Metrics/Weight: -Relative TSR (65%) -Absolute Target ROATCE (35%) • Vest based on achievement and subject to a performance hurdle • Payout range from 0% to 150% **25% RSUs** (Time-based Restricted Stock Units) • Full value grants • Vest ratably over four years
Not At Risk Fixed Compensation	**Base Salary** • Provide market competitive fixed compensation for performing responsibilities of the position • Attract and retain exceptional talent capable of performing in a growth environment	• Reviewed annually • Amounts adjusted based on each executive's role, scope, complexity, individual performance and competitive market trends

President & CEO Target Total Direct Compensation

FIXED
20%
SALARY
30%
STI
12%
RSU
38%
PRSU
AT RISK

Other NEO Target Total Direct Compensation

FIXED
36%
SALARY
26%
STI
9%
RSU
29%
PRSU
AT RISK

2023 Target NEO Compensation Mix
A sizable portion of our ELT’s target total direct compensation is comprised of short- and long-term variable performance-based, or at risk, compensation to link their pay to performance. Generally, higher level ELT positions have a greater portion of pay that is performance-based. For 2023:
•80% of the target total direct compensation for our President and CEO was performance-based; and
•64% of the average target total direct compensation for our other NEOs was performance-based
Highlights of Executive Compensation Practices
We believe our pay practices demonstrate our commitment to and alignment with shareholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance. The Committee meets regularly and receives guidance on best practices and market trends from the Committee’s independent compensation consultant to supplement each member’s own business knowledge.

Our executive compensation program incorporates many strong governance features as exemplified in the chart below.

What we do:	What we don't do:
Pay for performance by having a significant portion of executives’ compensation tied to Company performance and weighted toward the long term.	X	Have excess perquisites (we limit perquisites to include only executive physicals, financial planning services, relocation benefits and access to clubs for business purposes).
Use long-term incentive pay that is denominated and delivered in equity and does not have a cash component.	X	Make tax gross-up payments in connection with excise tax or other tax liabilities except for relocation benefits.
Use robust incentive plan governance that is reviewed by internal key experts, the Committee and by an independent third party as needed.	X	Pay dividend equivalents before the end of the performance period on unvested performance-based stock awards. Dividends are calculated based on the number of shares earned at vesting.
Retain an independent compensation consultant selected by the Committee for executive pay consultation.	X	Allow hedging or pledging of Company securities by executive officers, colleagues or directors.
Require a double trigger for vesting of equity awards and severance payments upon a change of control.	X	Have employment agreements with our NEOs.
Have a robust and compliant policy to clawback erroneously awarded compensation from current and former executive officers in the event of a financial restatement.	X	Reprice stock options or Stock Appreciation Rights (SARs) without shareholder approval.
Hold an annual say-on-pay vote to solicit regular feedback from shareholders on our executive compensation program.
Hold proactive shareholder engagement meetings to solicit input on our pay program.
Require stock ownership by executive officers based on a requirement to hold 100% of shares until the applicable share ownership guideline is met.

2023 Say-on-Pay Results
The annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. At our 2023 Annual Meeting of Shareholders, our shareholders had the opportunity to vote on an advisory say-on-pay proposal and more than 97% of the votes cast were in favor of such proposal. The Committee believes that such results have affirmed shareholder support of our approach to executive compensation. As a result, the Committee made only minor refinements to our executive compensation program in 2023. We remain committed to promoting ongoing dialogue via our shareholder outreach program so we can provide our shareholders with a forum to raise questions or voice any concerns.
Shareholder Outreach Program
We value shareholder input on our executive compensation program. Each fall we reach out to our top institutional investors who hold a significant percentage of our outstanding shares. During the session we discuss Company results and performance relative to industry trends; peer metrics; compensation plans; talent acquisition and development programs; sustainability risks and initiatives; and the Company’s strategic direction. We believe that we represent best practices by maintaining an open and transparent relationship with our shareholders and listening to their feedback and concerns. The feedback we received from shareholders this year was positive, and no concerns were raised. Overall, the shareholders we met approved of our current executive compensation program and appreciated the opportunity to ask questions. Below is a summary of our recent shareholder engagements and an overview of our engagement process.

Term	Number of Investors Invited	Percent Outstanding Shares	Invitations Accepted
Fall 2021	15	51%	3
Fall 2022	30	63%	2
Fall 2023	30	65%	2

Overview of Shareholder Engagement Process

OVERVIEW OF EXECUTIVE COMPENSATION PRINCIPLES
Philosophy and Objectives
Associated’s executive compensation program is designed to provide each ELT member with a competitive total compensation package aligned with several objectives, including:
•Linking a significant portion of total compensation to Associated's financial performance metrics, which we believe serves to create long-term shareholder value;
•Providing a balanced program that rewards the desired actions and behaviors in support of Associated’s mission, business strategies and performance-based culture, without incentivizing unnecessary and/or excessive risk-taking;
•Targeting compensation at market-competitive median levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;
•Providing a mix of short- and long-term variable compensation that is market competitive; and
•Attracting and retaining high-caliber executives whose judgment and leadership abilities result in overall success for Associated and increased value to our shareholders.
The Committee used these objectives to drive the design of the 2023 executive compensation program by targeting total compensation for the NEOs and other ELT members at approximate median levels for executives with similar responsibilities at financial institutions of comparable asset size. In addition to compensation levels, the Committee considers Associated’s financial performance relative to its peers as part of the determination of total compensation opportunities. The Committee believes that peer comparison is important to the objectives of the program because Associated competes with a large number of financial institutions across the country for the services of qualified executives. Consideration is also given to individual factors, including the experience level of the executive officer and performance results. If the Committee deems appropriate, total compensation opportunities may exceed the market median to attract high-quality executives to join Associated and to retain our experienced, high-performing ELT members.
Peer Group
Each year, the Committee, with the input of our compensation consultant, reviews and assesses the peer group. After a comprehensive review, the Committee approved the 2023 peer group, which consisted of 21 bank holding companies that the Committee and compensation consultant believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition (engaged in lines of business similar to Associated). Our peer group selection process considers the following:
•Regional banks generally with asset size between 0.5x to 2.0x of Associated’s assets;
•An overall comparison of company structure and services; and
•How frequently the banks were selected as peers by other banks.
For 2023, based on the advice of our compensation consultant, the Committee refined the peer group by removing two companies that exceeded the asset size criteria (East West Bancorp, Inc. and Zions Bancorporation) and two other companies that were acquired (First Midwest Bancorp and Sterling Bancorp). Four new peers were added considering their respective sizes and business model similarities to Associated (Bank OZK, Simmons First National Corporation, Texas Capital Bancshares, Inc. and United Bankshares, Inc.). Overall, the companies included in the 2023 peer group ranged in asset size from approximately $17.6 billion to approximately $57.3 billion. The median asset size of the companies in the peer group was approximately $36.5 billion, compared to Associated’s assets of $35.1 billion.

The 2023 peer group companies were:

2023 Peer Group
Bank OZK	Hancock Whitney Corp	Trustmark Corporation
BankUnited, Inc.	Old National Bancorp	UMB Financial Corporation
BOK Financial Corporation	Pinnacle Financial Partners, Inc.	Umpqua Holdings Corporation
Commerce Bancshares, Inc.	Prosperity Bancshares	United Bankshares, Inc.
Cullen/Frost Bankers, Inc.	Simmons First National Corporation	Valley National Bancorp
F.N.B. Corporation	Synovus Financial Corporation	Webster Financial Corporation
Fulton Financial Corporation	Texas Capital Bankshares, Inc.	Wintrust Financial Corporation
While the peer group is a key point of comparison in the total compensation strategy, the Committee also took into account broader banking and financial services industry survey data as part of its compensation determinations to provide additional market context. The compensation consultant analyzed compensation data from the McLagan and Willis Towers Watson executive financial services surveys, each of which included members of Associated’s peer group, and peer company public filings. In analyzing the data, the compensation consultant advised that the additional comparisons, beyond the peer group, provided a broader perspective from which to appropriately compare compensation.

EXECUTIVE COMPENSATION FOR 2023
The Committee monitors the total compensation of the CEO and other ELT members against Associated’s pay philosophy and leverages research by the compensation consultant in determining appropriate levels of compensation. The Committee uses input from the CEO in setting the compensation of the ELT members and his assessment of executive performance against financial and budgetary goal achievement, significant business line project and objective success, and other individual performance objectives in determining pay outcomes.
Total compensation packages for the CEO and other NEOs are composed of both fixed and variable (which are primarily performance-based) components and include short- and long-term compensation. In making compensation-related decisions, the Committee considered information that compared each executive’s base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points against the peer group.
For 2023, both short- and long-term incentive target opportunities continued to be set at a consistent percentage of base salary considering the market median for each NEO. The approach aligns with market practice and enhances pay-for-performance outcomes. The Committee’s objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated’s performance.
For 2023, variable elements continued to constitute the majority of the CEO’s and each NEO’s total compensation, with long-term, equity-based incentives representing the majority of the variable component of compensation. This pay mix provides a direct link between executive compensation and shareholder value, fosters equity ownership among the ELT, and provides a balanced risk profile, all in keeping with the Committee’s objectives for the Company’s executive compensation program. The table below contains specific information regarding the components of each NEO’s 2023 total compensation.
2023 Executive Compensation

	Base Salary $	Short-Term Incentive Target %	Short-Term Incentive Target $	Long-Term Incentive Target %	Long-Term Incentive Target $	Total Target Direct Compensation
Andrew J. Harmening	$1,030,000	150%	$1,545,000	250%	$2,575,000	$5,150,000
Derek S. Meyer	$490,000	75%	$367,500	110%	$539,000	$1,396,500
John A. Utz	$490,000	75%	$367,500	110%	$539,000	$1,396,500
Randall J. Erickson	$480,000	70%	$336,000	100%	$480,000	$1,296,000
David L. Stein	$435,000	75%	$326,250	110%	$478,500	$1,239,750
2023 CEO Annual Total Target Direct Compensation
In 2023, Mr. Harmening’s total target direct compensation was $5,150,000 with 80% of his target compensation tied to variable compensation. Compared to our peer group for a similarly situated CEO role, his total target direct compensation approximates the median.

BASE SALARY
Base salary is the only component of the ELT's total direct compensation that is not at risk and represents the smallest percentage of total compensation. The Committee’s intention is to pay base salaries that are competitive and aligned with the median of comparable executives in our peer group considering survey data from third-party sources (e.g., McLagan and Willis Towers Watson) and guidance from our executive compensation consultant. The Committee makes adjustments it deems necessary to account for individual performance and tenure, promotions or increase in scope of responsibilities, retention considerations or other specific circumstances that may arise in a given year.
Based on Mr. Harmening’s 2022 performance and significant financial results, the Committee approved a 3% base salary increase effective January 1, 2023. No other NEO received a base salary increase for 2023.

SHORT-TERM INCENTIVE COMPENSATION
Short-Term Incentive Award
Our annual incentive program, referred to as the Management Incentive Plan (MIP), was established to pay incentive compensation, other than sales incentives, and is funded based on the success of the Company. It focuses on and rewards the ELT for performance on key annual measures. Each year, the Committee establishes performance criteria and target performance levels to determine the target pool available under the MIP for eligible colleagues as set forth under the terms of the shareholder approved 2020 Incentive Compensation Plan. The total pool amount is determined based on Associated’s achievement of objective financial metrics selected by the Committee.
For 2023, the Committee decided to maintain the same MIP metrics and weightings as in 2022 as they continue to reflect the current business priorities and are viewed as an effective way to gauge the success of the Company in achieving its strategic vision. All three metrics are critical to the success of the Company and align with creating value for shareholders, reinforcing the priorities of income growth and expense management. The MIP metrics are summarized in the following table.

METRIC	2023 WEIGHT	RATIONALE	METRIC DEFINITION
Net Income After Tax (NIAT)	40%	Focuses on bottom-line growth.
Represents profit after most expenses (e.g., business costs, provision for loan losses, taxes) have been deducted from revenue. NIAT is a GAAP measure included in the Company’s Annual Report on Form 10-K Income Statement.

Revenue Before Long-Term Credit Charge (Revenue Before LTCC)	30%	Directly aligns with strategic initiatives to grow the Company.	Consists of Net Interest Income plus Noninterest Income generated by Associated which can be found in the Income Statement.
Operating Leverage	30%	Measures efficiency aimed at achieving revenue growth faster than expenses, encouraging a balanced focus on growth, not just expense reduction.	Year-over-year percentage change in total Revenue Before LTCC minus the percentage change in total Noninterest Expense. A positive ratio shows that revenue is growing faster than expenses. A negative ratio indicates that expenses are accumulating faster than revenue.

2023 MIP Overview
During 2023, regional banks experienced a challenging year as the industry was tested by broader macroeconomic uncertainties, including increasing interest rates and bank failures that were unanticipated and affected the Company’s financial results. Our executive team attacked these challenges head on and continued to execute on our people-led, digitally enabled strategic plan ending the year with several positive results, as summarized in our Letter to Shareholders and outlined below:
•Addressed immediate risk of market disruption by bolstering our liquidity profile;

•End of period loans, inclusive of the $969 million residential mortgage loan sale associated with the announced balance sheet repositioning, increased 1%. Adjusted loan growth(1), excluding the residential loan sale, increased 5% in 2023;
•End of period deposits increased 13% from 2022. Total deposits increased 4% in the second half of 2023 with core customer deposits (1) up 3% during this same timeframe;
•Introduced “Champion of You” brand campaign (19% increase in new consumer households and 7% lower attrition of existing customers from 4Q 2022 to 4Q 2023);
•Completed 11 major customer-facing upgrades to our digital platform since the initial launch in the Fall of 2022; and
•Finalized significant balance sheet repositioning in Q4 to accelerate our organic strategy.
(1) For more information regarding the calculation of non-GAAP financial measures included in this section, please refer to the section titled “Reconciliation of non-GAAP Financial Measures” included in Appendix A to this Proxy Statement.

2023 MIP Payout
In consideration of the unexpected market events that resulted in a perceived instability of regional banks, and to reward management for their leadership and accomplishments during this challenging time, the Committee approved certain adjustments for payment calculation purposes. Those adjustments excluded the impact of our balance sheet repositioning, which was executed to enhance liquidity and support a changing operating model, and certain FDIC assessments related to the bank failures:

Description	Brief Rationale
Balance Sheet Restructuring	Excluded loss associated with the strategic balance sheet repositioning to change the operating model set in place prior to the current leadership team which consisted of a significant sale of residential real estate mortgages and investment securities to improve future performance.
FDIC Assessment	Excluded FDIC special assessment related to losses incurred due to bank failures in the first quarter of 2023 and an unanticipated material increase in the ongoing assessment.
After adjusting for these occurrences, achievement under the 2023 MIP was funded at 67% of target.

Without the adjustments, the year-end performance calculation for the 2023 MIP using full-year actual performance would have been below threshold performance under the plan. Accordingly, the calculated payout would have been zero. The actual and adjusted results for the respective plan metrics are as follows:
2023 MIP Results (Actual and Adjusted)

The below chart depicts 2023 MIP achievement using the full year adjusted results approved by the Committee.
Approval of 2023 Short-Term Incentive Award
The Committee determined the amount of the MIP payment to each NEO by multiplying the respective incentive target by the Company's adjusted performance achievement of 67%.

2023 Adjusted Incentive Performance Results as a Percent of NEO Target
Named Executive Officer	Target Payout $	Actual Payout $	Adjusted Achievement as a Percent of Target
Andrew J. Harmening	$1,545,000	$1,035,150	67%
Derek S. Meyer	$367,500	$246,225	67%
John A. Utz	$367,500	$246,225	67%
Randall J. Erickson	$336,000	$225,120	67%
David L. Stein	$326,250	$218,588	67%

LONG-TERM INCENTIVE COMPENSATION
The Committee believes that a sizable portion of executive total pay should be represented by, and tied directly to, the performance of the Company so that the interests of the ELT members and the shareholders are closely aligned. Also, the Committee has designed our long-term incentive plan so that the performance of Associated’s stock has a strong correlation to the actual total compensation an ELT member receives over time which promotes retention. To achieve these goals, the Committee developed Associated’s long-term incentive plan to award equity that includes two key long-term elements: 1) 75% of the award is issued in the form of performance-based restricted stock units (“PRSUs”) and 2) 25% of the award is issued in the form of time-based restricted stock units (“RSUs”). Individual target grant amounts, as a percent of base salary, are listed in the table below.

Long-Term Incentive Target as a Percent of Base Salary
Named Executive Officer	PRSUs	RSUs	Total Long-Term Incentive
Andrew J. Harmening	187.5%	62.5%	250%
Derek S. Meyer	82.5%	27.5%	110%
John A. Utz	82.5%	27.5%	110%
Randall J. Erickson	75.0%	25.0%	100%
David L. Stein	82.5%	27.5%	110%
Performance Restricted Stock Units
Under the Long-Term Incentive Performance Plan (“LTIPP”), participants receive awards of PRSUs, calculated as a percentage of each participant’s base salary. Actual payouts of the PRSUs under the LTIPP will be based on Associated’s results during the specified measurement period relative to goals approved by the Committee for that LTIPP performance period. Grants awarded under the 2021-2023, 2022-2024 and 2023-2025 LTIPP are subject to the terms of the 2020 Incentive Compensation Plan.
Restricted Stock Units
RSUs vest over a defined period and the value varies based on the performance of Associated’s Common Stock which creates alignment between executive pay and shareholder value and promotes executive retention. The RSUs granted in 2023 vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2020 Incentive Compensation Plan. When calculating the value of RSUs for the purpose of making these grants, the Committee used the grant date value of the RSUs.
2023-2025 LTIPP
Grants under the 2023-2025 LTIPP are based on a three-year performance period that began on January 1, 2023, and will end on December 31, 2025. Based on the Company’s performance during the period, the number of actual shares that vest can range from a minimum of 0% to a maximum of 150% of the target award.
The performance metrics established by the Committee to determine the vesting of the PRSUs are:
•Relative Total Shareholder Return (TSR) (65% weight) is measured against the peer group. The Committee believes relative TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it directly aligns with shareholder interests and encourages management to outperform peers in the creation of shareholder value. Relative TSR performance below the 30th percentile of the TSR performance of our peers, results in no payout for the TSR metric. Based on common market practice, relative TSR is calculated using a 30-day share price average.
•Absolute Target Return on Average Tangible Common Equity (ROATCE) (35% weight) is measured using a target range of absolute ROATCE values over the 2023-2025 performance period. The Committee retained ROATCE as its profitability metric as it shows how much profit is generated using the capital shareholders have invested with the exclusion of goodwill and other tangible asset balances. For this performance period, ROATCE shifted from a relative to an absolute return measurement. The absolute return target is based on recent results and planned closure of the historical average gap between the Company and its peers over a three-year period; the metric also includes an overarching performance hurdle.

The Committee believes the metrics and weightings align with Associated’s strategic business priorities and reflect the return outcomes expected of the ELT over the three-year performance period.

> TSR: Requires 50th percentile performance for a target payout. If absolute TSR is negative at the end of the three-year performance period, TSR payout will be limited to 100% of target.

> Absolute Target ROATCE Performance Hurdle: No payout will be made unless the Company achieves improvement in ROATCE over the full three-year period relative to the peer group; the hurdle will be met by Company improvement greater than peer median improvement.

2021-2023 LTIPP
Grants under the 2021-2023 LTIPP were based on a three-year performance period that began on January 1, 2021, and ended on December 31, 2023, with the vesting opportunities ranging from a minimum of 0% to a maximum of 150% of the target award.
Two equally weighted performance metrics, outlined below, were established by the Committee with target performance goals set at the 50th percentile relative to peers. In the event performance results fall below the 30th percentile of peers, no payout will occur. (Appendix B lists all financial institutions in this peer group which was reviewed and approved by the Committee in July 2020.)
•Relative Total Shareholder Return (TSR) (50% weight) is measured against the peer group. Relative TSR is calculated using a 30-day share price average of the last 30 days of 2020 versus the last 30 days of 2023. If absolute TSR is negative, the payout will be limited to 100% of target.
•Relative Return on Common Equity Tier 1 (ROCET1) (50% weight) is measured against the peer group over the full three-year performance period.

2021 - 2023 LTIPP Achievement Results
Associated’s TSR achievement was at the 69th percentile relative to the peer group while relative ROCET1 achievement performance was below the threshold level of performance resulting in no payout. After combining the metric results, the PRSU grant applicable to the 2021-2023 performance period vested at 68.75% of target.

The performance metrics for the 2021-2023 LTIPP were rigorous and demonstrate how the alignment of executive pay with Company performance is in the best interests of shareholders over the long term.

Mr. Harmening’s 2021 One-Time Sign-On Equity Award
To incentivize Mr. Harmening to join the Company in 2021, the Board decided to provide him with an equity award that was, in part, intended to compensate him for the significant equity awards he had accumulated at his former employer that were subject to forfeiture on his departure. The Board granted him a one-time sign-on award of $7,300,000 in the form of time-based RSUs. The amount of the award was based on an analysis, provided by the Committee’s independent compensation consultant, of the estimated value of the awards Mr. Harmening would forfeit when he resigned from his prior employer to join Associated.

This equity award was granted using purely time-based restrictions considering that the performance conditions of the forfeited awards were satisfied or were on track to pay out. The Board concluded that it would not be appropriate to include additional performance conditions on the replacement sign-on, as it was replacing awards at his former employer that were subject to forfeiture on his departure but were otherwise virtually certain to vest should Mr. Harmening have remained with his prior employer. The award value is reported in this year’s Summary Compensation Table for the year 2021. Please refer to the 2021 proxy statement for additional details regarding how the one-time sign-on equity award was determined.

RISK MITIGATION POLICIES
Risk Assessment
The Committee, along with members of Associated’s Executive Risk Committee, Incentive Compensation Risk Assessment Committee (ICRA), Chief Human Resources Officer and business executives responsible for the design and implementation of Associated’s incentive compensation arrangements, conducted a full annual risk assessment as part of an incentive and sales practice review. Under the governance of the Executive Risk Committee, ICRA was established to define and govern the annual incentive plan risk assessment process, which evaluates the effectiveness of Associated’s incentive compensation programs and to align them with the Company’s safety and soundness principles. Following the reviews with members of Associated’s Executive Risk Committee, ICRA, and business executives responsible for the design and implementation of incentive plans, the Committee determined that Associated’s compensation plans do not encourage its executive officers or colleagues to take unnecessary or excessive risks that threaten the value of Associated, nor do the plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee determined that these plans do not encourage unnecessary risk taking and are consistent with preserving and enhancing the long-term health of Associated.
Clawback of Compensation
Effective December 1, 2023, the Committee approved a new clawback policy (the “Clawback Policy”) that is intended to satisfy Section 303A.14 of the Listed Company Manual of the NYSE that was adopted to implement Rule 10D-1 under the Securities Exchange Act of 1934. The Clawback Policy mandates the recovery of executive officer incentive-based compensation if payments were based on financial statements that were later restated and executive officers received Erroneously Awarded Compensation (as defined therein), from current and former executive officers. The Clawback Policy applies to the ELT, including the NEOs, and recovery is subject to only very limited exceptions. The Committee does, however, have the discretion to determine the appropriate means and method of recovery based on all applicable facts and circumstances which may include the reimbursement of all or part of any cash or equity-based award; cancelling prior cash or equity-based awards whether vested or unvested or paid or unpaid; cancelling or offsetting against any planned future cash or equity-based awards; forfeiture of deferred compensation (subject to compliance with 409A of the Internal Revenue Code), and any other method authorized by applicable law or contract.
Anti-Pledging and Anti-Hedging Policy
Associated’s Insider Trading Policy prohibits executive officers, colleagues and directors from engaging in hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012.
Stock Ownership Guidelines
The Committee believes that ownership of Common Stock by our executive officers directly aligns their interests with those of other shareholders and helps balance the incentives for risk taking inherent in equity-based awards. We require our executive officers and other key executives identified by the CEO to hold 100% of shares of restricted stock granted (except for shares withheld to satisfy tax obligations) until after the executive officer has attained the applicable share ownership guideline amount. For purposes of the guidelines, unvested time-based restricted stock units, vested shares held in the 401(k) plan and/or the Employee Stock Purchase Plan, shares owned outright, and shares owned indirectly (e.g., in trust or by an immediate family member living in the same household) are included. Stock options, unvested performance restricted stock units, preferred shares and pledged shares are excluded. All Associated executive officers, including the NEOs, are expected to meet the stock ownership requirements within the NEO’s respective timeframe. The executive stock ownership guidelines are described under “Stock Ownership - Stock Ownership Guidelines for Executive Officers and Directors” on page 17.
Accounting and Tax Considerations
Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the CEO and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated and, to a lesser extent, the tax treatment to the executive, when making compensation decisions. Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” requires all share-based payments to colleagues to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.

OTHER BENEFIT PROGRAMS
Deferred Compensation Plan
Associated maintains a non-qualified deferred compensation plan to allow certain colleagues deemed to be highly compensated under IRC Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement.
Participants are offered the opportunity to defer from $10,000 up to 50% of base salary and up to 75% of cash incentive compensation. Participants can choose from various deemed investment options. The participant can elect to receive payment of deferred amounts either in a lump sum, or five or ten equal annual installments; and the participant can elect to receive payments at a fixed date or six months following separation from Associated. (Distributions are also possible in the event of an unforeseeable emergency.) The participant retains all rights to amounts in his or her account if employment terminates for any reason until the account balance is fully paid. All NEOs were eligible to participate in the deferred compensation plan in 2023 and Mr. Harmening and Mr. Meyer elected to defer.
Deferred Stock Election
ELT members may elect to defer receipt of up to 100% of their RSUs under our Deferred Stock Election program. This program provides further personal financial management tools for executive officers and enhances the alignment with shareholders by focusing on the long-term goal of increasing capital gains. All NEOs were eligible to elect to defer receipt of shares in 2023 and Mr. Meyer elected to defer.

Retirement Plans
Retirement Account Plan
The Associated Banc-Corp Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. A colleague becomes eligible to participate the first day of the plan year in which the participant completes 12 months of service (service is defined as working a minimum of 1,000 hours within the year). The colleague becomes a “Participant” in the Plan the first January 1 or July 1 after completion of the service eligibility requirement. Each participant receives an accrual of 1.5% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $330,000 in 2023. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited service, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs, with the exception of Mr. Harmening and Mr. Meyer, have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement.
401(k) Plan
Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants, including the NEOs. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2023 was equal to 100% of each participant’s 401(k) Plan deferral up to 5% of the participant’s Compensation as defined by the plan. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant’s retirement, disability, or death. All participants are fully vested in both their own contributions and Associated’s matching contributions. Participants have more than 30 investment fund selections available including the Associated Banc-Corp Common Stock Fund.
Supplemental Executive Retirement Plans
In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key colleagues under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the “SERP.” The SERP is a non-qualified plan into which Associated makes a restoration contribution for amounts that are otherwise restricted due to applicable IRS limitations under Associated’s RAP and 401(k) Plan. Participation in the SERP is limited to members of Associated’s ELT, which includes the NEOs.

Associated’s contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan if not for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.
Perquisites
Limited perquisites offered to the ELT, including the NEOs in 2023, comprised of executive physical examinations, which the Committee believes are valuable to Associated by helping to support the health and well-being of our ELT; financial planning services, which are intended to permit the ELT to focus as much of their time and attention as possible on their executive responsibilities; relocation benefits for new or transferring ELT members; and the payment of social and similar club dues to give the ELT access to social and similar clubs for business purposes. ELT members are required to pay any other costs attributable to their personal use of social and similar clubs. The ELT do not receive gross-up payments for tax liabilities resulting from perquisites, except in relation to certain relocation expenses. The ELT also participated in certain other Company-subsidized benefits that were also available to all eligible and/or participating colleagues.
Employment and Post-Termination Arrangements with NEOs
Associated does not have employment agreements with any of the NEOs. The Committee believes that each NEO’s separation situation should be evaluated on a case-by-case basis. This approach provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its NEOs in the event of a separation. Post-termination benefits paid to a former NEO will generally be paid under the Associated Banc-Corp Severance Pay Plan, a fully discretionary plan for colleagues that limits the Plan Administrator’s award of a benefit to a maximum of 200% of a former colleague’s annual base salary.
Change of Control Agreements
Each of the NEOs and all other ELT members have Change of Control Agreements (“COC Agreements”) which were put in place in 2018 or, if later, when they became an ELT member of the Company. The payments and benefits provided under the COC Agreements maintain a “double trigger”, which provides for payment upon involuntary separation following a change of control and are not payable upon (1) a termination of an executive’s employment for “Cause” or a resignation by an executive without “Good Reason” or (2) any termination of an executive’s employment prior to a “Change of Control” (each as defined in the COC Agreements). These COC Agreements are summarized in the “Potential Payments Upon Termination or Change of Control” section beginning on page 44.

COMPENSATION GOVERNANCE
Role of Independent Compensation Consultant
On an annual basis the Committee reviews the services performed by, and the fees paid to the independent compensation consultant. In 2023, the Committee re-engaged Mercer US LLC (“Mercer”) to advise on a variety of matters relating to the executive compensation program. In addition to providing independent advice, Mercer was selected for their deep knowledge and expertise in the banking and financial services sectors. During 2023, Mercer performed a competitive analysis of Associated’s executive compensation levels and incentive practices, collaborated with the Committee on plan design changes and performed related assistance, and advised on non-employee director compensation which the Committee affirmed were in-line with expectations and best practices.
The Committee previously established procedures that it considers so that the advice of the compensation consultant to the Committee remains objective and is not influenced by Associated’s management, including:
•Direct reporting relationship of the compensation consultant to the Committee;
•Provision in the Committee’s engagement letter with Mercer specifying the nature of the work to be conducted and the role that management may play in that work; and
•Annual update to the Committee on the compensation consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.

Role of Management
As part of the annual compensation review process, the CEO and the Chief Human Resources Officer interact with the Committee and compensation consultant, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of the NEOs, other than himself, and the Committee determines CEO compensation in executive session without the CEO present.
Role of the Committee
The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Associated’s executive compensation program. The Committee works closely with the compensation consultant to make decisions about, and set the framework for, Associated’s executive compensation program. Among other things, the Committee’s responsibilities include:
•Establishing and approving compensation and benefit policies;
•Approving the amount and form of compensation for Associated’s executives and non-management directors; and
•Issuing an annual report on executive and CEO compensation for inclusion in Associated’s annual proxy statement and Form 10-K.

CONCLUSION
The Committee values the feedback received from our shareholders, and believes the changes made to our executive compensation program in recent years are aligned with shareholder input. We also believe that the 2023 compensation decisions for our NEOs were reasonable, appropriate and consistent with our compensation principles.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.
THE COMPENSATION AND BENEFITS COMMITTEE

Gale E. Klappa, Chairman
Eileen A. Kamerick
Karen T. van Lith

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)(7)	All Other Compensation ($)(4)	Total ($)(5)
Andrew J. Harmening President and CEO	2023	$1,030,000	$—	$2,574,964	$—	$1,035,150	$5,134	$101,473	$4,746,720
	2022	$1,000,000	$—	$2,499,973	$—	$2,505,000	$4,575	$57,038	$6,066,586
	2021	$675,000	$—	$9,174,980	$—	$1,237,500	$—	$242,612	$11,330,092
Derek S. Meyer Executive Vice President, Chief Financial Officer	2023	$490,000	$—	$538,986	$—	$246,225	$—	$75,668	$1,350,880
	2022	$204,167	$150,000	$1,230,988	$—	$257,260	$—	$177,699	$2,020,114

John A. Utz Executive Vice President, Head of Corporate Banking and Milwaukee Market President	2023	$490,000	$—	$538,986	$—	$246,225	$11,234	$64,036	$1,350,482
	2022	$473,750	$—	$522,490	$—	$596,533	$7,638	$60,686	$1,661,098
	2021	$445,000	$—	$533,998	$—	$367,100	$10,864	$41,910	$1,398,872
Randall J. Erickson Executive Vice President, General Counsel & Corporate Secretary	2023	$480,000	$—	$479,980	$—	$225,120	$9,883	$58,441	$1,253,424
	2022	$470,000	$—	$469,963	$—	$514,511	$6,959	$54,674	$1,516,107
	2021	$460,000	$—	$459,970	$—	$328,900	$10,354	$43,564	$1,302,789
David L. Stein Executive Vice President, Head of Consumer & Business Banking and Madison Market President	2023	$435,000	$—	$478,486	$—	$218,588	$15,182	$55,129	$1,202,384
	2022	$424,583	$—	$467,496	$—	$533,376	$11,088	$49,228	$1,485,772
	2021	$410,000	$—	$491,972	$—	$338,300	$14,106	$38,640	$1,293,018
(1)    Stock Awards reflect the aggregate grant date fair value of awards with the grant date fair value for performance-based RSUs calculated at the target level. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2023 Form 10-K. The grant date fair value of the 2023 performance-based RSU awards at the maximum level is approximately $2,896,842, $606,360, $606,360, $539,985, and $538,305 for Mr. Harmening, Mr. Meyer, Mr. Utz, Mr. Erickson and Mr. Stein, respectively. Beginning in 2021, options are no longer granted.
(2)    Amounts reported in this column reflect incentive awards provided under the “Short-Term Incentive Award,” described in the “Short-Term Incentive Compensation” section beginning on page 31.
(3)    Reflects the change in present value of the Retirement Account Plan (“RAP”). Further details regarding the RAP can be found in the “Retirement Plans” section beginning on page 37 and in the Pension Benefits in 2023 table on page 43.
(4)    Amounts in All Other Compensation for 2023 include the following: (see table immediately below)
•Employer payment of relocation services for Mr. Meyer;
•Employer match on each participating NEO’s 2023 contributions to the 401(k) Plan;
•2023 employer contributions to the SERP for each of the NEOs that qualified. Additional details regarding the SERP can be found in the “Retirement Plans” section beginning on page 37 and in the Nonqualified Deferred Compensation in 2023 table on page 43;
•Employer payment of financial planning services;
•Employer payment of social and similar club dues for Mr. Utz, Mr. Erickson and Mr. Stein and a corporate club membership for which Mr. Erickson is the named member;
•Employer payment of executive physicals for Mr. Harmening, Mr. Meyer, Mr. Utz and Mr. Erickson;
•Employer payment of wellness rewards;
•Employer match on each participating NEO’s 2023 contributions to the Employee Stock Purchase Plan; and
•Corporate gifts.

Name	On-Board / Off-Board	401(k) Match	SERP Contribution	Financial Planning Services	Social and Similar Club Dues	Executive Physicals	Wellness Rewards	ESPP Stock Match	Corporate Gifts
Andrew J. Harmening	$—	$16,500	$55,395	$27,080	$—	$2,400	$—	$—	$98
Derek S. Meyer	$29,879	$16,500	$13,500	$13,389	$—	$2,400	$—	$—	$—
John A. Utz	$—	$16,500	$24,848	$13,805	$4,788	$2,400	$225	$1,470	$—
Randall J. Erickson	$—	$16,500	$23,468	$13,805	$2,191	$2,400	$—	$—	$78
David L. Stein	$—	$16,500	$23,076	$12,480	$2,975	$—	$—	$—	$98

(5)    For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the “Executive Compensation - Compensation Discussion and Analysis” section beginning on page 26.
(6)    Sign-on cash bonus.

GRANTS OF PLAN-BASED AWARDS DURING 2023

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew J. Harmening	1/30/2023	−	−	−	−	−	−	29,314	−	−	$643,735
	1/30/2023	−	−	−	0	87,943	131,914	−	−	−	1,931,228
		0	1,545,000	2,703,750	−	−	−	−	−	−	−
Derek S. Meyer	1/30/2023	−	−	−	−	−	−	6,136	−	−	$134,747
	1/30/2023	−	−	−	0	18,408	27,612	−	−	−	404,240
		0	367,500	643,125	−	−	−	−	−	−	−
John A. Utz	1/30/2023	−	−	−	−	−	−	6,136	−	−	$134,747
	1/30/2023	−	−	−	0	18,408	27,612	−	−	−	404,240
		0	367,500	643,125	−	−	−	−	−	−	−
Randall J. Erickson	1/30/2023	−	−	−	−	−	−	5,464	−	−	$119,989
	1/30/2023	−	−	−	0	16,393	24,589	−	−	−	359,990
		0	336,000	588,000	−	−	−	−	−	−	−
David L. Stein	1/30/2023	−	−	−	−	−	−	5,447	−	−	$119,616
	1/30/2023	−	−	−	0	16,342	24,513	−	−	−	358,870
		0	326,250	570,938	−	−	−	−	−	−	−
(1)    Reflects annual incentive opportunities under the 2023 MIP. Amounts shown in the target column are equal to the individual target amounts paid under the MIP for 2023 and served as the base amounts used by the Committee for determining the annual incentive payments under the 2023 MIP. Amounts shown in the maximum column are equal to the maximum MIP opportunity, which are based on a funding maximum of 175%. In addition, there is the potential for a limited positive discretion of up to 20% for individual performance, and no cap on negative adjustments. Amounts shown in the threshold column are equal to the minimum MIP opportunity. The 2023 MIP does not use individual thresholds or maximums for purposes of determining the individual amounts payable under the plan, other than the $3 million annual individual limitation on cash awards under the terms of the 2020 Incentive Compensation Plan, the plan under which the 2023 MIP is administered. See “Short-Term Incentive Compensation - Short-Term Incentive Award” beginning on page 31 for additional details.
(2)    Reflects performance-based RSU grants made to the NEOs under the 2023 LTIPP. The threshold and maximum amounts represent the 0% and 150% limits within the LTIPP. See “Long-Term Incentive Compensation” beginning on page 33 for additional details.
(3)    See “Risk Mitigation Policies - Accounting and Tax Considerations” on page 36. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s 2023 Form 10-K.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not ($) Vested
	(1)	(1)		(1)		(2)	(3)	(2)

Andrew J. Harmening	—	—	$—		84,765 (8)	$1,813,123	229,290	$4,904,513
					10,762 (5)	$230,199
					19,195 (6)	$410,581
					29,314 (7)	$627,026
Derek S. Meyer	—	—	$—		25,033 (9)	$535,456	43,441	$929,203
					6,136 (7)	$131,249
John A. Utz	8,510	—	$17.67	3/17/2024	1,643 (4)	$35,144	56,631	$1,211,337
	39,543	—	$17.24	2/2/2025	3,696 (5)	$79,057
	38,135	—	$17.38	2/1/2026	4,013 (6)	$85,838
	24,465	—	$25.20	2/6/2027	6,136 (7)	$131,249
	28,818	—	$24.25	2/6/2028
	33,777	—	$22.01	2/5/2029
	37,926	12,642	$20.32	2/4/2030

Randall J. Erickson	34,473	—	$17.24	2/2/2025	1,415 (4)	$30,267	49,929	$1,067,981
	41,276	—	$17.38	2/1/2026	3,184 (5)	$68,106
	26,480	—	$25.20	2/6/2027	3,609 (6)	$77,197
	31,192	—	$24.25	2/6/2028	5,464 (7)	$116,875
	29,765	—	$22.01	2/5/2029
	32,670	10,891	$20.32	2/4/2030

David L. Stein	32,107	—	$17.24	2/2/2025	1,514 (4)	$32,384	51,131	$1,093,692
	29,536	—	$17.38	2/1/2026	3,406 (5)	$72,854
	18,948	—	$25.20	2/6/2027	3,590 (6)	$76,790
	22,320	—	$24.25	2/6/2028	5,447 (7)	$116,511
	25,559	—	$22.01	2/5/2029
	34,943	11,648	$20.32	2/4/2030
(1)All options expiring after 2023 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant).
(2)Market value based on the closing price of the Common Stock of $21.39 on December 31, 2023.
(3)Includes the targeted portion of 2021, 2022, and 2023 performance-based RSU grants.
(4)Restricted stock scheduled to vest fully on February 8, 2024.
(5)Restricted stock scheduled to vest in two equal installments on February 8, 2024 and February 8, 2025.
(6)Restricted stock scheduled to vest in three equal installments on February 8, 2024, February 8, 2025, and February 8, 2026.
(7)Restricted stock scheduled to vest in four equal installments on February 8, 2024, February 8, 2025, February 8, 2026, and February 8, 2027.
(8)Restricted stock scheduled to fully vest on April 28, 2024.
(9)Restricted stock scheduled to vest in two equal installments on August 1, 2024, and August 1, 2025.

OPTION EXERCISES AND STOCK VESTED IN 2023

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)

Andrew J. Harmening	0	$0	96,543	$1,939,961
Derek S. Meyer	0	$0	12,516	$241,058
John A. Utz	14,755	$36,408	22,001	$491,452
Randall J. Erickson	34,602	$82,317	15,854	$369,171
David L. Stein	19,379	$13,755	17,590	$397,110
(1)    Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2023 for: Mr. Harmening - 0, Mr. Meyer - 0, Mr. Utz - 2,386, Mr. Erickson - 780 and Mr. Stein - 0; and the following numbers of RSUs that vested in 2023: for Mr. Harmening - 96,543, Mr. Meyer - 12,516, Mr. Utz - 19,615, Mr. Erickson - 15,074, and Mr. Stein - 17,590.
(2)    The number of shares acquired on vesting and value realized on vesting include deferred stock for: Mr. Utz - 11,358 ($242,948) and Mr. Stein - 8,126 ($173,815). Value based on the December 31, 2023, closing price of Associated common stock.
(3)    Value based on the closing price of Associated common stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated’s security ownership guidelines.

PENSION BENEFITS IN 2023

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Andrew J. Harmening	RAP	2	$9,709	$0
Derek S. Meyer(2)	RAP	0	$0	$0
John A. Utz	RAP	13	$167,558	$0
Randall J. Erickson	RAP	11	$132,577	$0
David L. Stein	RAP	18	$269,702	$0
(1) Further information regarding the RSP can be found in the “Retirement Plans” section beginning on page 37. (2) Mr. Meyer will become a participant in the plan as of January 1, 2024.

NONQUALIFIED DEFERRED COMPENSATION IN 2023

Name	Plan	Executive Contributions in 2023 ($)	Registrant Contributions in 2023 ($)(1)	Aggregate Earnings in 2023 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2023 ($)(2)

Andrew J. Harmening	SERP	$0	$55,395	$5,227	$0	$97,610
Derek S. Meyer	SERP	$0	$13,500	$0	$0	$13,500
John A. Utz	SERP	$0	$24,848	$66,910	$0	$478,257
Randall J. Erickson	SERP	$0	$23,468	$50,499	$0	$387,105
David L. Stein	SERP	$0	$23,076	$97,103	$0	$674,310
(1)    These amounts reflect contributions made by Associated in 2024 to the NEOs based on their 2023 compensation. These amounts are reported in the “All Other Compensation” column for each executive officer in the Summary Compensation Table.
(2)    Of the amounts disclosed in this column with respect to the SERP, the following amounts were reported in the Summary Compensation Table in prior years: Mr. Harmening - $36,988; Mr. Meyer - $0; Mr. Utz - $242,305; Mr. Erickson - $247,877; and Mr. Stein - $116,250. The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the SERP reflect earnings (and losses) on the SERP contributions and/or any contributions prior to the executive becoming an NEO.

Further information regarding the SERP for the NEOs can be found in the “Retirement Plans - Supplemental Executive Retirement Plans” section beginning on page 37, and further information regarding the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section on page 37.

The investment alternatives available to the NEOs under the SERP and the Deferred Compensation Plan for the NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds selected for investment by participants under both the SERP and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2023.

Name of Fund	Annual Return (%)	Name of Fund	Annual Return (%)
American Funds EuroPacific Growth Fund® Class R-6	16.05%	Vanguard Extended Market Index Fund Admiral Shares	25.38%
American Funds The Growth Fund of America® Class R-6	37.65%	Vanguard Target Retirement 2025 Fund Investor Shares	14.55%
American Funds New World Fund® Class R-6	16.22%	Vanguard Target Retirement 2030 Fund Investor Shares	16.03%
Baird MidCap Fund Institutional Class	20.17%	Vanguard Target Retirement 2035 Fund Investor Shares	17.14%
Dodge & Cox Stock Fund	17.48%	Vanguard Target Retirement 2040 Fund Investor Shares	18.34%
Fidelity® Government Money Market Fund	4.78%	Vanguard Total Bond Market Index Fund Admiral Shares	5.70%
Harbor Small Cap Growth Fund Retirement Class	22.18%	Vanguard Institutional Index Fund Institutional Shares	26.24%
Janus Henderson Small Cap Value Fund Class I	13.26%	Vanguard International Value Fund Investor Shares	16.15%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The COC Agreements for our NEOs provide for certain payments and benefits in the event of a termination without “Cause” or for “Good Reason” within a certain period, following a “Change of Control” of the Company (each such term as defined in the respective COC Agreements).
The COC Agreements provide that upon a termination without Cause or a resignation with Good Reason generally during a two-year protected period (the “protected period”) following a Change of Control, each executive officer would, in addition to any unreimbursed and accrued but unpaid amounts, be entitled to receive the following payments:
•two times (or, in the case of Mr. Harmening, three times) the sum of the executive’s then-current base salary and target cash incentive (or, if higher, the base salary and/or target cash incentive as in effect immediately prior to the Change of Control);
•a prorated cash incentive for the year in which the date of termination occurs based on the executive’s then-current target cash incentive (or, if higher, the target cash incentive as in effect immediately prior to the Change of Control) (the “Prorated Cash Incentive”);
•an amount equal to 24 times (or, in the case of Mr. Harmening, 36 times) the sum of the monthly COBRA premium for the medical and dental coverage in effect for the executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the executive on the date of termination;
•an amount equal to the maximum employer contributions under the Company’s 401(k) and ESOP and SERP and an amount equal to the maximum benefit that the executive would have accrued under the Retirement Account Plan and SERP, in each case, assuming that the executive remained employed for a period of 24 months (or, in the case of Mr. Harmening, 36 months) following the date of termination and certain other assumptions specified in the COC Agreements; and
•outplacement benefits.
If the executive’s employment is terminated during the protected period following a Change of Control due to death or “Disability” (as defined in the COC Agreements), the executive would not be entitled to the benefits described in the immediately preceding bullets, except for the Prorated Cash Incentive. Additionally, in the event of the executive’s termination due to death or Disability during the protected period, the executive (or executive’s estate in the event of executive’s death) is also entitled to any death or disability benefits, as applicable, equal to those provided prior to a Change of Control or, if more favorable, those in effect on the date of the executive’s death or Disability.
If an executive’s merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the Code, then the COC Agreements provide that the executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax, or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive. The COC Agreements do not provide for an excise tax gross up.

The COC Agreements also contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and colleagues for six months following any termination of employment.

Name	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Annual Incentive (MIP) (1)	Outplacement Benefit(4)	Total Value of Shares of Restricted Stock and Restricted Stock Units(5)	Total Value of Options(6)	Total
Andrew J. Harmening	$3,090,000	$79,706	$0	$230,535	$4,635,000	$7,650	$8,343,901	$0	$16,386,792
Derek S. Meyer	$980,000	$44,481	$0	$60,000	$735,000	$7,650	$1,653,109	$0	$3,480,240
John A. Utz	$980,000	$44,481	$0	$92,596	$735,000	$7,650	$1,638,576	$13,527	$3,511,830
Randall J. Erickson	$960,000	$54,435	$0	$89,836	$672,000	$7,650	$1,444,547	$11,653	$3,240,121
David L. Stein	$870,000	$44,481	$0	$89,052	$652,500	$7,650	$1,479,400	$12,463	$3,155,547
(1)Based on base salary at December 31, 2023.
(2)Based on program costs at December 31, 2023.
(3)Associated updated its vacation policy effective January 1, 2022, salaried colleagues are on a flexible vacation policy.
(4)The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible colleague’s duties, shall be provided by a mutually agreed outplacement agency.
(5)Value based on closing price of Associated Banc-Corp Common Stock of $21.39 on December 31, 2023. This includes the value of all unvested Restricted Stock and performance-based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.
(6)Value based on the closing price of the Common Stock of $21.39 on December 31, 2023.

In addition to the payments that the NEOs would receive under the COC Agreements, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2017 and 2020 Incentive Compensation Plans. Additionally, in the event of a termination following attainment of retirement eligibility or the NEO’s death or Disability, all unvested options, shares of restricted stock and RSUs (performance-based RSUs still remain subject to the applicable performance criteria for determining vesting) held by the NEOs would vest upon such an event. Assuming one of the events in the prior two sentences (each a “Vesting Event”) occurred on December 31, 2023, the value (using the closing price of $21.39) of the accelerated stock is listed in the table below.

Name	Stock Options	Restricted Stock	Restricted Stock Units(1)(2)
Andrew J. Harmening	$0	$3,080,930	$5,262,971
Derek S. Meyer	$0	$666,705	$986,405
John A. Utz	$13,527	$331,288	$1,307,288
Randall J. Erickson	$11,653	$292,444	$1,152,103
David L. Stein	$12,463	$298,540	$1,180,860
(1)For performance-based RSUs, the value is assumed at target, including any accumulated dividend equivalents.
(2)Performance Based Restricted Stock Units do not accelerate upon retirement. Distribution is made at the end of the performance period based on results achievement.

An NEO may also be eligible to receive a fully discretionary payment in the event of such NEO’s separation other than as a result of a Change of Control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See “Other Benefit Programs - Employment and Post-Termination Arrangements with NEOs.”

CEO PAY RATIO AND MEDIAN ANNUAL TOTAL COMPENSATION
In accordance with the requirements set forth by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our colleagues and the annual total compensation of our CEO, Mr. Harmening.
For 2023, the annualized total compensation of Mr. Harmening, was $4,746,720. This amount equals Mr. Harmening’s compensation as reported in the Summary Compensation Table. The estimated annual total compensation of the median Associated colleague (other than our CEO) was $67,248. We estimate that our CEO’s total annual compensation was 71 times that of the estimated annual total compensation of the median Associated colleague. For fiscal year 2023 and as permitted by SEC rules, since there have been no significant changes in our colleague headcount or pay design that we believe would significantly change our CEO pay ratio results, we used the same median colleague as fiscal year 2022.

CEO annual total compensation	$4,476,720
Median Colleague annual total compensation	$67,248
Ratio of CEO to Median Colleague annual total compensation	71 : 1
We believe this ratio is a reasonable estimate, calculated in a manner consistent with SEC rules based on our payroll and employment records and the Median Total Annual Compensation Methodology as described below.
Median Total Annual Compensation Methodology
As described and disclosed in our 2022 Proxy Statement, our determination of the median employee was based on compensation data as of December 31, 2022 (the “Determination Date”), which consisted of approximately 4,200 individuals, including Mr. Harmening, inclusive of full-time, part-time colleagues and temporary/seasonal colleagues. We ranked the relevant colleague population based on annual earnings, which included the following for the 12-month period preceding the Determination Date:
•Annualized base salary
•Overtime pay
•Actual cash bonus compensation paid
•Actual commissions paid
•The grant date fair market value of equity awards granted.

The SEC rules for identifying the median colleague and calculating the CEO pay ratio based on the colleague’s annual total compensation allows companies to adopt a variety of methodologies to make reasonable estimates and assumptions that reflect their compensation practices. We believe this methodology provides reasonable estimates calculated in a method consistent with the CEO pay ratio disclosure requirements.

PAY VERSUS PERFORMANCE TABLE

The following Pay Versus Performance table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2023, 2022, 2021 and 2020, and certain information concerning our financial performance for each such fiscal year. This section also contains graphical disclosures of the pay versus performance relationship based on the information in the Pay Versus Performance Table.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (Harmening)	Compensation Actually Paid to PEO (Harmening) [1,6,7]	Summary Compensation Table Total for PEO (Flynn)	Compensation Actually Paid to PEO (Flynn)[1,7]	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs[1,6,7]	Total Shareholder Return[2]	Peer Group Total Shareholder Return (KBW Nasdaq Regional Banking Total Return Index)[3]	Net Income[4]	Operating Leverage[5]
2023	$4,746,720	$2,790,277	N/A	N/A	$1,289,292	$965,082	$114.55	$115.64	$182,956	1.3%
2022	$6,066,586	$6,445,013	N/A	N/A	$1,603,303	$1,653,420	$117.92	$116.10	$366,122	11.9%
2021	$11,330,092	$11,317,941	$3,393,524	$4,998,727	$1,393,032	$1,608,777	$111.27	$124.74	$350,994	3.5%
2020	N/A	N/A	$4,160,306	$1,895,528	$1,043,338	$608,069	$81.07	$91.29	$306,771	-6.2%
(1) Amounts represent compensation actually paid (as determined under applicable SEC regulations and described below. (“Compensation Actually Paid”) to our principal executive officers, or “PEOs”, and the average Compensation Actually Paid to our remaining NEOs for the relevant fiscal year, which includes the individuals indicated in the table below for each fiscal year:

Year	PEO(s)	Non-PEO NEOs
2023	Andrew J. Harmening	Derek S. Meyer, John A. Utz, Randall J. Erickson, David L. Stein
2022	Andrew J. Harmening	Derek S. Meyer, Christopher J. Del Moral-Niles, John A. Utz, Randall J. Erickson, David L. Stein
2021	Andrew J. Harmening and Philip B. Flynn	Christopher J. Del Moral-Niles, John A. Utz, Randall J. Erickson, David L. Stein
2020	Philip B. Flynn	Christopher J. Del Moral-Niles, John A. Utz, Randall J. Erickson, David L. Stein
(2) For purposes of this Pay Versus Performance disclosure, cumulative Total Shareholder Return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Associated’s share price at the end and the beginning of the measurement period, by the share price at the beginning of the measurement period.
(3) For the relevant fiscal year, represents the cumulative TSR of the KBW Nasdaq Regional Banking Total Return Index (^KRXTR). The KRXTR is comprised of approximately 50 publicly traded regional banks or thrifts listed on U.S. stock market exchanges.
(4) $s in thousands.
(5) Operating Leverage is calculated by taking the year over year percentage change in Total Revenue Before Long-Term Credit Charge minus the percentage change in Total Noninterest Expense. A positive ratio shows that revenue is growing faster than expenses. Whereas a negative ratio indicates that expenses are accumulating faster than revenue. The 2021 and 2020 ratios have been adjusted to exclude the $163 million pre-tax gain on the June 30, 2020 sale of Associated Benefits and Risk Consulting (“ABRC”). The 2023 ratio has been adjusted to exclude a $136 million loss on a mortgage portfolio sale and $65 million in investment securities losses associated with one-time losses from the balance sheet repositioning announced during the fourth quarter of 2023 and an additional $38 million of expense for certain FDIC assessments related to losses incurred due to bank failures.
(6) Compensation Actually Paid includes the ASC 718 fair value of Option Awards. For 2023, there is a change in the methodology to determine the value of Option Awards, which has been updated in response to recent SEC guidance and interpretation. The change in methodology does not represent a material change in the underlying value of the Option Awards, and thus does not represent a material change in Compensation Actually Paid.
(7) CAP to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2023
Adjustments	PEO: Andrew J. Harmening	Average non-PEO NEOs
As Reported Summary Compensation Table Total	$4,746,720	$1,289,292
(-) Grant Date Fair Value of Stock Awards Granted in FY	$2,574,964	$509,110
(+) Awards granted in CFY that are outstanding and unvested as of end of CFY	$2,037,110	$402,767
(+) Awards that are granted and vest in the same CFY	$0	$0
(+) Prior year awards outstanding and unvested as of end of CFY	$-1,127,758	$-230,670
(+) Prior year awards that vest in CFY	$-437,502	$-1,417
(-) Prior year awards that fail to meet vesting conditions during CFY	$0	$8,113
(+) Dividends or other earnings paid on all awards in CFY prior to vesting date	$148,285	$28,058
(-) Change in Pension Value and Non-Qualified Deferred Compensation Earnings	$5,134	$9,075
(+) Pension Adjustment	$352	$3,349
= Compensation Actually Paid (6)	$2,790,277	$965,082
FY = Fiscal Year
CFY = Covered Fiscal Year

Narrative and Graphic Disclosure to Pay Versus Performance Table

Relationship Between Compensation Actually Paid and Certain Financial Performance Measures
The following graph compares Compensation Actually Paid to our PEOs and the average Compensation Actually Paid to our other NEOs to (i) our cumulative TSR, and (ii) KBW Nasdaq Regional Banking Index TSR, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

The following graph compares (i) Compensation Actually Paid to our PEOs and the average Compensation Actually Paid to our other NEOs to (ii) our net income, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.
The following graph compares (i) Compensation Actually Paid to our PEOs and the average Compensation Actually Paid to our other NEOs to (ii) our adjusted operating leverage, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.

(1) Operating Leverage is calculated by taking the year over year percentage change in Total Revenue Before Long-Term Credit Charge minus the percentage change in Total Noninterest Expense. A positive ratio shows that revenue is growing faster than expenses. Whereas a negative ratio indicates that expenses are accumulating faster than revenue. The 2021 and 2020 ratios have been adjusted to exclude the $163 million pre-tax gain on sale of ABRC. The 2023 ratio has been adjusted to exclude a $136 million loss on a mortgage portfolio sale and $65 million in investment securities losses associated with one-time losses from the balance sheet repositioning announced during 4Q 2023 and an additional $38 million of expense for certain FDIC assessments related to losses incurred due to bank failures.

Tabular List of Most Important Financial Measures
We believe the following performance measures represent the most important financial performance measures that we used to link our NEOs’ compensation, including the compensation of our PEO, to Company performance for the fiscal year ended December 31, 2023. Please see “Executive Compensation - Compensation Discussion and Analysis” for a further description of these metrics and how they are used in the Company’s executive compensation program.

Company-selected performance measures
Operating leverage
Revenue (growth)
Net Income After Tax
ROATCE
EPS
Efficiency Ratio

DIRECTOR COMPENSATION
The Board’s philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. The Compensation and Benefits Committee evaluates the competitiveness of director compensation on an ongoing basis. The Committee engaged Mercer to perform a competitive analysis of Associated’s director compensation program and evaluate the levels of pay, pay mix and form with respect to its director compensation programs. These evaluations, among others, have guided director compensation towards the market range of the S&P 400 (of which Associated is a component company). The material terms of the non-employee director compensation arrangements for 2024 are as follows:
•$80,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)
•RSUs with a fair market value of $125,000 are granted annually on February 1 of each year. A director joining the Board after February 1 receives a prorated RSU grant. The RSUs (and any related dividend equivalents) subject to each grant will become fully vested on the first anniversary of each grant date and, unless deferred pursuant to the Directors’ Deferred Compensation Plan, the shares of Common Stock will be issued to the director shortly after vesting.
•$100,000 additional retainer for the non-executive Chairman
•$10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance and Social Responsibility Committee, Enterprise Risk Committee, and Trust Committee
•$1,500 ad hoc committee meeting fee (when and if such a committee is convened)
Mr. Harmening does not receive any additional compensation for serving on the Board or chairing the Corporate Development Committee.

DIRECTORS’ DEFERRED COMPENSATION PLAN
Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors’ deferred compensation plans. To simplify ongoing administration, Associated established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors’ Deferred Compensation Plan (the “Director Plan”) for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.
Directors may defer any or all of their board fees, including retainers under the Director Plan. In an effort to provide directors additional flexibility to manage their annual RSU grants, the Committee amended the Director Plan in late 2018 to permit directors to defer the settlement of some or all of the shares of Common Stock received upon the vesting of their RSU awards, beginning in 2019. Earnings under the Director Plan are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2023

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

R. Jay Gerken	80,000	125,000	0	0	0	0	205,000
Judith P. Greffin	80,000	125,000	0	0	0	0	205,000
Michael J. Haddad	80,000	125,000	0	0	0	0	205,000
Robert A. Jeffe	90,000	125,000	0	0	0	0	215,000
Eileen A. Kamerick	90,000	125,000	0	0	0	0	215,000
Gale E. Klappa	90,000	125,000	0	0	0	0	215,000
Cory L. Nettles	91,500	125,000	0	0	0	0	216,500
Karen T. van Lith	90,000	125,000	0	0	0	0	215,000
John (Jay) B. Williams	181,500	125,000	0	0	0	0	306,500

PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY APPROVAL OF
ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION
As required by Section 14A of the Exchange Act, this proposal provides shareholders with the opportunity to vote on how frequently they would like to cast an advisory vote to approve Associated named executive officer compensation, similar to the advisory vote solicited in Proposal 2 above.
The Board of Directors recommends an annual vote on named executive officer compensation. As described in Compensation Discussion and Analysis, beginning on page 26, in making annual executive compensation decisions, management and the Compensation and Benefits Committee consider performance of the executive officers and Associated as a whole, as well as how the executive officers’ functional responsibilities contributed to Associated’s performance, and consider performance that is based on measurable financial results. Associated compares performance not just to its own prior performance or achievement of current goals, but also to appropriately chosen peer companies. The Board of Directors has determined that an annual advisory vote on executive compensation will continue to allow our shareholders to provide timely, direct input to management and the Board on Associated’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board’s determination was based on the premise that executive compensation is evaluated, adjusted and approved on an annual basis, and the Board believes that shareholder sentiment expressed annually should be a factor considered by the Compensation and Benefits Committee as part of that process.
Shareholders may cast an advisory vote on the preferred voting frequency by selecting the option of every ONE, TWO, or THREE years, or may choose to abstain. Associated will consider shareholders to have expressed a non-binding preference for the frequency option that receives the largest number of votes. Shareholders are not voting to approve or disapprove the Board’s recommendation. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders select “ONE YEAR” as the frequency of advisory votes to approve Associated Banc-Corp’s Named Executive Officer compensation.

RELATED PARTY TRANSACTIONS
Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business since the beginning of fiscal year 2023. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management’s opinion, did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2023, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $3.6 million, which represented approximately 0.09% of consolidated stockholders’ equity.
Cory L. Nettles, a director of Associated since 2013, is the Founder and Managing Director of Generation Growth Capital, Inc. (“Generation Growth Capital”), a private equity fund manager. Prior to Mr. Nettles’ appointment to the Board, Associated made aggregate financial commitments of $1.0 million and $1.1 million to Generation Growth Capital Fund I and Generation Growth Capital Fund II, respectively, each of which is managed by Generation Growth Capital. In 2016, Associated committed to an investment of up to $3.0 million in Generation Growth Capital Fund III, which is also managed by Generation Growth Capital. Each of these funds pays or will pay an annual management fee of up to 2.0% to 2.5% of total capital commitments to Generation Growth Capital, and Generation Growth Capital is or will be entitled to a customary 20% carried interest in each fund, along with certain management and transaction fees. Each of these investments was made in the ordinary course of Associated’s business and on the same terms as other investors in the funds. Investments made after Mr. Nettles joined the Board were reviewed and approved by the Corporate Governance and Social Responsibility Committee (without the participation of Mr. Nettles) in accordance with Associated’s Related Party Transaction Policies and Procedures as described below. In February 2022, Generation Growth Capital leased space in the Associated Bank River Center in Milwaukee, Wisconsin, from Milwaukee Center Management, LLC, a subsidiary of Associated. The lease provides for total of payments by Generation Growth Capital over a ten-year term of approximately $324,000, which is based on a minimum annual rent of $28,250, plus annual payments for common area maintenance and real estate taxes. The Corporate Governance and Social Responsibility Committee (without Mr. Nettles participating) reviewed the terms of the transaction, determined that the terms of the lease are no less favorable to Associated than those that could be obtained from an unaffiliated party, and approved the terms of the lease. Among the factors considered in making such determination were (i) a comparison of the terms of leases with unaffiliated tenants in the same building with the terms of the Generation Growth Capital lease, (ii) the unique configuration of the space which makes approximately 20% of the square footage unusable, and (iii) the fact that the space had not been updated in 25 years and a significant allowance for improvements would be required regardless of who leased the premises.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES
We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any “immediate family member” of such persons.
Under the policies and procedures, the Corporate Governance and Social Responsibility Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance and Social Responsibility Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.”

PROPOSAL 4:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2024. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2023. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted “FOR” this Proposal 4, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 4. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2023 and 2022, and fees billed for other services rendered by KPMG LLP.

	2023	2022
Audit Fees(1)(4)	$1,965,000	$2,039,500
Audit-Related Fees(2)	252,500	123,000
Tax Fees(3)	129,981	167,979
All Other Fees	—	—
Total Fees	$2,347,481	$2,330,479
(1)    Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute, regulation, or contract, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls and audit-related expenses.
(2)    Audit-related fees consist principally of fees for mortgage banking-related reports, SEC Custody Asset Verification, pre-implementation assessment of an IT system conversion and Student Lending reports.
(3)    Tax Fees consist primarily of fees for Domestic (federal, state & local) tax consulting services including, but not limited to, R&D tax credit consulting services.
(4)    Excludes amounts to be billed for expenses at the completion of the audit based on actual amounts incurred.
The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.
During 2023, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.
The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2024.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of three directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated’s Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” based upon their education and work experience. Associated believes Mr. Gerken is an “audit committee financial expert” based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements. Associated considers Mr. Jeffe to be an “audit committee financial expert” based on his experience as Co-Chair and Co-Founder of a private oil and gas company, his extensive investment banking experience and his service as chair of the audit committees of two private companies. Associated believes Mr. Haddad is an “audit committee financial expert” based upon his experience as Chair and CEO of a large global company.
Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2023 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2023 Form 10-K, which has been filed with the SEC.
AUDIT COMMITTEE
Robert A. Jeffe, Chairman
R. Jay Gerken
Michael J. Haddad

OTHER MATTERS THAT MAY COME BEFORE THE MEETING
As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.
SHAREHOLDER PROPOSALS
Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 29, 2025, must be received by Associated at its executive offices no later than November 18, 2024. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 29, 2025, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to April 30, 2025. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 30, 2025, and no later than February 14, 2025. If notice is received before January 30, 2025, or after February 14, 2025, it will be considered untimely, and Associated will not be required to present such proposal at the 2025 annual meeting of shareholders.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules for the 2025 annual meeting of shareholders, shareholders who intend to solicit proxies in support of director nominees other than Associated’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by March 1, 2025.

By Order of the Board of Directors,
Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary
Green Bay, Wisconsin

March 18, 2024

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Associated uses certain financial measures in this Proxy Statement that have been derived from methods other than GAAP to provide useful and comparative information to assess ongoing operations by excluding one-time items related to announced fourth quarter 2023 initiatives and the FDIC special assessment. We believe that these non-GAAP financial measures more accurately reflect our core performance so that MIP participants are neither rewarded nor penalized for items that are non-recurring, unusual, or not indicative of ongoing operations.

Presentation of these non-GAAP financial measures is consistent with how management evaluates its performance internally, and these non-GAAP financial measures are frequently used by analysts, investors and other interested parties in the evaluation of companies in Associated’s industry. These non-GAAP financial measures should not be considered in isolation, as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are set forth below:

Adjusted Financial Results
End of period adjusted loans(a)				Year-Over-Year Growth
($ in millions)		4Q23	4Q22
Total loans		$29,216	$28,800	1.4%
Sale of residential mortgage loans		969	—
Adjusted total loans		$30,185	$28,800	4.8%

End of period core customer deposits(b)				2H 2023 Growth
($ in millions)		4Q23	2Q23
Total deposits		$33,446	$32,014	4.5%
Network transaction deposits		(1,566)	(1,601)
Brokered CDs		(4,447)	(3,818)
Core customer deposits		$27,432	$26,595	3.1%

Adjusted Revenue Growth(a)		YTD December 31,		Year-Over-Year Growth
($ in millions)		2023	2022
Net interest income		$1,040	$957
Noninterest income		63	282
Total Revenue		$1,103	$1,240	(11.0)%
Loss on mortgage portfolio sale(c)		136	—
Net loss on sale of investments(c)		65	—
Adjusted Revenue Growth		$1,304	$1,240	5.2%

Adjusted Noninterest Expense Growth(a)		YTD December 31,		Year-Over-Year Growth
($ in millions)		2023	2022
Noninterest expense		$814	$747	8.9%
FDIC special assessment		(31)	—
Adjusted noninterest expense		$783	$747	4.8%

2023 Management Incentive Plan Full Year Adjusted Results
Adjusted net income after tax(a)			YTD December 31,
($ in millions)			2023
Net income			$183
Loss on mortgage portfolio sale, net(c)(d)			133
Net loss on sale of investments(c)			65
FDIC special assessment			38
Tax effect			(49)
Adjusted net income after tax			$370

Adjusted operating leverage(a)	YTD December 31,		Operating Leverage	Adjusted Operating Leverage
($ in thousands)	2023	2022
Net interest income	$1,039,573	$957,321
Noninterest income	63,182	282,370
Revenue before LTCC	$1,102,755	$1,239,691	(11.05)%
Loss on mortgage portfolio sale(c)	136,239	—
Net loss on sale of investments(c)	64,940	—
Adjusted revenue before LTCC	$1,303,934	$1,239,691		5.18%
Noninterest expense	$813,682	$747,063	8.92%
FDIC special assessment	(37,825)	—
Adjusted noninterest expense	$775,857	$747,063		3.85%
Adjusted operating leverage			(19.96)%	1.33%
(a) Management believes the adjusted measures related to the announced initiatives and the FDIC special assessment change are meaningful measures as they reflect adjustments commonly made by management, investors, regulators, and analysts to provide greater understanding of ongoing operations and enhanced comparability of results with prior periods.
(b) Management believes core customer deposits is a meaningful measure as it reflects the Corporation’s realized efforts to attract and deepen our consumer and commercial relationships.
(c) The mortgage portfolio sale and investments sold that are classified as one-time items are the result of a balance sheet repositioning that the Corporation announced in fourth quarter of 2023.
(d) Loss on mortgage portfolio sale, net takes into account the provision for loan losses that was reversed as a result of the 2023 mortgage sale.

APPENDIX B: PEER COMPANIES
2021-2023 LONG-TERM INCENTIVE PERFORMANCE PLAN

BankUnited, Inc.
BOK Financial Corp.
Commerce Bancshares, Inc. (Missouri)
Cullen/Frost Bankers, Inc.
East West Bancorp, Inc.
F.N.B. Corp. (Pennsylvania)
Hancock Whitney Corp.
Old National Bancorp
People’s United Financial, Inc.(1)
Pinnacle Financial Partners, Inc.
Prosperity Bancshares, Inc.
Sterling Bancorp(1)
Synovus Financial Corp.
TCF Financial Corp.(1)
UMB Financial Corp.
Umpqua Holdings Corp.(1)
Valley National Bancorp
Webster Financial Corp.
Wintrust Financial Corp.
Zions Bancorporation NA
(1)Due to merger and acquisition activity, peer no longer exists as a legal entity.

Associated Banc-Corp
ASSOCIATED BANC-CORP
433 MAIN STREET
GREEN BAY, WI 54301

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2024 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ASB2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2024 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34596-P04254-Z86817

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASSOCIATED BANC-CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) R. Jay Gerken
02) Judith P. Greffin
03) Michael J. Haddad
04) Andrew J. Harmening
05) Robert A. Jeffe
06) Rodney Jones-Tyson
07) Eileen A. Kamerick
08) Gale E. Klappa
09) Cory L. Nettles
10) Karen T. van Lith
11) John (Jay) B. Williams

The Board of Directors recommends you vote FOR proposals 2 and 4 and 1 YEAR for proposal 3.

	For	Against	Abstain
2. Advisory approval of Associated Banc-Corp's named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of advisory approval of Associated Banc-Corp's named executive officer compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

All votes must be received by 11:59 P.M., Eastern Time, April 29, 2024.
All votes for 401(k) participants must be received by
11:59 P.M., Eastern Time, April 25, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

V34597-P04254-Z86817

Annual Meeting of Associated Banc-Corp
to be held on Tuesday, April 30, 2024
for Holders as of March 7, 2024
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Randall J. Erickson and Laura Skilton-Verhoff, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1, "FOR" THE PROPOSALS IN ITEMS 2 AND 4 AND "1 YEAR" IN PROPOSAL 3.

Continued and to be signed on reverse side